SECURITIES AND EXCHANGE COMMISSION
                  Washington, D.C.  20549

                         FORM S-1
            REGISTRATION STATEMENT/AMENDMENT #1

             Under the Securities Act of 1933

                      CROWN ENERGY CORPORATION

  (Exact name of registrant as specified in its charter)
               Commission File No. 333-2358

       Utah                  1311                          87-0368981

(State or other jurisdiction of Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Code Number Identification No.)

                215 South State, Suite 550
                Salt Lake City, Utah  84111
                   (801) 537-5610
    (Address, including zip code and telephone number, including area code, of Registrant's principal executive offices)

             Richard S. Rawdin, Vice President
                 Crown Energy Corporation
                215 South State, Suite 550
                Salt Lake City, Utah  84111
                      (801) 537-5610
  (Name, address, including zip code and telephone number,
        including area code, of agent for service)
                      With copies to:

                 Lorin E. Patterson, Esq.
                  Suitter Axland & Hanson
              175 S. West Temple, Suite #700
                Salt Lake City, Utah  84101

     Approximate date of commencement of proposed sale to public: As soon as practicable after the effectiveness of this Registration Statement.

     If any of the securities registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.


              CALCULATION OF REGISTRATION FEE


  Title of Each    Amount To Be  Securities to	Proposed Maximum   Amount of
  Class of		 Registered    be Registered	Aggregate Offering  Registration Fee
  Securities to be						Price
  Registered

  Common Stock     2,890,600        $.67         $1,965,668         $667.83




     Estimated solely for purposes of calculating the registration fee. Calculated on the basis of the average of the high bid and asked prices for the Registrant's
  Common Stock quoted on the NASD OTC Bulletin Board on
  March 8, 1996.

     The registrant hereby amends this Registration
  Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


                 TABLE OF CONTENTS
                                                      Page

AVAILABLE INFORMATION. . . . . . . . . . . . . . . . .   2

SUMMARY OF THE OFFERING. . . . . . . . . . . . . . . .   3

SUMMARY FINANCIAL INFORMATION. . . . . . . . . . . . .   5

RISK FACTORS . . . . . . . . . . . . . . . . . . . . .   6

USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . .  11

DILUTION . . . . . . . . . . . . . . . . . . . . . . .  11

PLAN OF DISTRIBUTION . . . . . . . . . . . . . . . . .  11

DESCRIPTION OF COMPANY'S SECURITIES. . . . . . . . . .  12

BUSINESS OF THE COMPANY. . . . . . . . . . . . . . . .  15

MARKET PRICE OF THE COMPANY'S COMMON EQUITY  . . . . .  25

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
       CONDITION AND RESULTS OF OPERATIONS . . . . . .  26

SELLING SECURITY HOLDERS . . . . . . . . . . . . . . .  29

DIRECTORS AND EXECUTIVE OFFICERS . . . . . . . . . . .  31

EXECUTIVE COMPENSATION . . . . . . . . . . . . . . . .  34

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
       MANAGEMENT. . . . . . . . . . . . . . . . . . .  37

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS . . . .  38

INDEMNIFICATION OF DIRECTORS AND OFFICERS. . . . . . .  39

LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . .  40

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . .  40

FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . .  41

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS . . .  78

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION. . . . . .  78

                 CROWN ENERGY CORPORATION
            Registration Statement on Form S-1
                   Cross Reference Sheet


  Item Number and Caption				  Location in Prospectus


  1.      Forepart of the				Outside Front Cover Page
            Registration Statement			of Prospectus.
            and Outside Front
            Cover Page of
            Prospectus


  2. Inside Front and					Inside Front and Outside
       Outside Back Cover				Back Cover Pages of
       Pages of Prospectus				Prospectus


  3. Summary Information,				Prospectus Summary and
       Risk Factors and Ratio				Risk Factors
       of Earnings to Fixed
       Charges


  4. Use of Proceeds					Prospectus Summary and
  								Use of Proceeds


  5. Determination of					Plan of Distribution
       Offering Price


  6. Dilution						Dilution


  7. Selling Security					Selling Security Holders
       Holders


  8. Plan of Distribution				Plan of Distribution and
								Outside Front Cover Page
								of Prospectus


  9. Description of					Prospectus Summary,
       Securities to Be					Description of Company's
       Registered						Securities


10.     Interests of Named				Legal Matters and Experts
            Experts and Counsel


  11.    Information with respect	  Prospectus Summary, Risk Factors,
		to registrant		  Business Of The Company, Recent
						  Developments, Market Price of the
						  Company's Common Equity,
						  Dilution, Selected Financial
					  	  Data, Management's Discussion and
						  Analysis of Financial Condition
						  and Results of Operations,
						  Management, Certain Transactions,
						  Security Ownership of Certain
						  Beneficial Owners and Management,
						  Changes In and Disagreements With
						  Accountants, Financial
						  Statements


  12.     Disclosure of				Indemnification of Officers and
            Commission Position on		Directors
            Indemnification for
            Securities Act
            Liabilities

                    Red Herring Legend

          (To be placed vertically on the left margin, front cover page of prospectus)


  INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR
  AMENDMENT.  A REGISTRATION STATEMENT RELATING TO THESE
  SECURITIES HAS BEEN FILED WITH THE SECURITIES AND
  EXCHANGE COMMISSION.  THESE SECURITIES MAY NOT BE SOLD
  NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE
  REGISTRATION STATEMENT BECOMES EFFECTIVE.  THIS
  PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE
  SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY
  SALE OF THESE SECURITIES IN ANY STATE OR OTHER
  JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE
  WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION
  UNDER THE SECURITIES LAWS OF ANY SUCH STATE OR OTHER
  JURISDICTION.

                   Subject to Completion
         Preliminary Prospectus Dated July 2, 1996

             2,890,600 Shares of Common Stock

                 CROWN ENERGY CORPORATION
                215 South State, Suite 550
                Salt Lake City, Utah  84111
                      (801) 537-5610

     This Prospectus relates to an aggregate offering of up to 2,890,600 shares of the Common Stock, par value
  $0.02 per share ("Common Stock"), of Crown Energy
  Corporation, a Utah corporation ("Crown" or the "Company") which may be offered from time to time. Of the 2,890,600 shares of Common Stock offered hereby
  (i) 1,236,850 shares consist of presently outstanding shares held by stockholders of the Company; and (ii)
  1,653,750 consist of shares of Common Stock which are reserved for issuance upon exercise of options
  ("Options") held by officers, directors and employees of the Company and by other investors or consultants. The
  Common Stock registered hereunder shall be referred to as the "Securities." The Securities may be offered by certain shareholders of the Company and holders of Options (the "Selling Securities Holders") from time to time in transactions in the over-the-counter market through the NASD OTC Bulletin Board, in privately negotiated transactions, or through a combination of such methods of sale, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. The Selling Securities
  Holders may effect such transactions by selling the Securities to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling
  Securities Holders and/or the purchasers of the Securities for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). See, "Selling
  Securities Holders" and "Plan of Distribution."

     None of the proceeds from the sale of the Securities by the Selling Securities Holders will be received by the Company. The Company has agreed to bear all expenses
  (other than selling commissions and fees and expenses of counsel and other advisors to the Selling Securities
  Holders) in connection with the registration and sale of the Securities being offered by the Selling Securities
  Holders.  The Company has agreed to indemnify the Selling
  Securities Holders against certain liabilities, including liabilities under the Securities Act of 1933, as amended
  (the "Securities Act"). Despite the fact that the Company will not receive any proceeds from the sale of the Securities, the Company will receive the total sum of $1,202,063 if and when the Options are fully exercised.

     All of the Securities were "restricted securities" under the Securities Act prior to their registration hereunder. The Company conducted a private placement of shares of Common Stock which terminated in January 1996
  (the "Private Placement") and 800,000 of the shares registered hereunder were sold as part of the Private
  Placement at a price of $.50 per share. The remaining shares registered hereunder which are presently issued and outstanding were previously issued by the Company in exchange for consideration such as capital contributions, consulting or employment services performed for the Company or in exchange for legal services rendered. The
  Options were issued at various times from 1993 through 1995 in exchange for capital contributions, consulting services or as an incentive to certain officers, directors or employees of the Company to encourage such persons to remain committed to the objectives of the Company and to reward them for their agreement to serve on a deferred salary or a reduced salary basis. This prospectus has been prepared so that future sales of the Securities by the Selling Securities Holders will not be restricted under the Securities Act. In connection with any sales, the Selling Securities Holders and any brokers participating in such sales may be deemed to be "underwriters" within the meaning of the Securities Act.
  See, "Selling Securities Holders."

     The Common Stock is currently listed on the NASD
  Bulletin Board under the symbol "CROE."  On June 12,
  1996, the high bid price for the Common Stock as recorded on the Bulletin Board was $.69 per share. As of June 12, there were 10,932,616 shares of Common Stock outstanding, including 1,236,850 of the shares offered hereby. See, "Risk Factors -- Shares Eligible For Future Sale." If all of the Common Stock offered hereby were issued as of that date, there would have been an aggregate of 12,586,366 shares of Common Stock issued and outstanding.
  See, "RISK FACTORS" for discussion of certain risk factors (including substantial doubts regarding the Company's ability to continue as a going concern) that should be considered in connection with the ownership of the Common Stock.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   AVAILABLE INFORMATION


     The Company has filed a Registration Statement on Form S-1 with respect to the Common Stock being offered hereby with the Securities and Exchange Commission (the
  "Commission") under the Securities Act. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain items of which are omitted in accordance with the rules and regulations of the Commission. Statements contained in this Prospectus concerning the provisions of documents filed with the Registration Statement as exhibits are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed as an exhibit to the Registration Statement. The Registration Statement may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth
  Street, N.W., Washington, D.C. 20549. Copies of such material can be obtained from the public reference section of the Commission, 450 Fifth Street, N.W.,
  Washington, D.C. 20549, at prescribed rates. For further information pertaining to the Company and the Common
  Stock being offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as part thereof.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and thus will be required to file reports, proxy and information statements with the Securities and Exchange Commission (the
  "Commission"). Any of such reports, etc. and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 5th Street, N.W., Washington, D.C.
  20549. Copies of such materials may be obtained from the Public Reference Section of the Commission at 450 - 5th
  Street, N.W., Washington, D.C. 20549 at prescribed rates.

     No dealer, salesman, or any other person is authorized by the Company to give any information other than that contained in this Prospectus in connection with the Registration described herein. This Prospectus does not constitute an offer of any security other than the Securities to which it relates, or an offer by the Company within any jurisdiction to any person to whom such offer would be unlawful. This Prospectus may be used only in connection with the Registration as contemplated herein. The delivery of this Prospectus at any time does not imply that the information herein is correct as of any time subsequent to its date. However, if any material changes in the affairs of the Company or this Prospectus is required by law to be delivered, it will be amended or supplemented to describe the changes.

                  SUMMARY OF THE OFFERING


  THIS SUMMARY OF CERTAIN PROVISIONS OF THIS PROSPECTUS IS
  INTENDED ONLY FOR EASE OF REFERENCE, IS NOT A COMPLETE
  PRESENTATION OF ALL RELEVANT FACTS AND IS QUALIFIED IN
  ITS ENTIRETY BY THE MORE DETAILED INFORMATION, INCLUDING
  FINANCIAL STATEMENTS AND OTHER INFORMATION, APPEARING
  ELSEWHERE IN THE PROSPECTUS.  THIS PROSPECTUS DESCRIBES
  IN DETAIL NUMEROUS ASPECTS OF THE COMPANY AND ITS
  PROPOSED BUSINESS WHICH ARE MATERIAL TO OWNERS OF ITS
  STOCK, INCLUDING CERTAIN ASPECTS SUMMARIZED HERE.

  The
Company
The Company operates through two wholly-owned subsidiaries, BuenaVentura Resources Corporation
("BVRC") and Gavilan Petroleum, Inc. ("Gavilan").
The Company conducts its oil sands projects through BVRC and its conventional oil and gas operations through Gavilan. The Company completed its Initial Oil Sand Production Facility ("IPF") during the summer of 1994 and has targeted the latter half of 1996 for the completion of financing and the commencement of construction of a full scale production facility. The Company expects production of oil and other by-products from oil sands to become its primary business activity. Unless specifically indicated otherwise, all discussion and references to the Company's business includes references made to the business and operations of its wholly-owned subsidiaries. See, "Business of the Company,"
"Risk Factors" and "Financial Statements."
The
Offering
The Company is not offering newly issued shares for sale as part of the offering registered hereby. The offering will provide for the registration under the Securities Act for the future sale of 2,890,600 shares of the Company's
Common Stock, of which (i) 1,236,850 are presently issued and outstanding, and (ii) 1,653,750 are reserved for issuance upon exercise of the Options. The holders of the Options may exercise their Options at any time following notice to the Company of their intent to do so.

The Company covenanted to file a registration statement covering the shares issued in the Private Placement in the Confidential Information
Package dated November 15, 1995 (the "CIP") through which the shares were sold. The Company is effecting this Registration to remove the limitations on resale imposed by Rule 144, promulgated under the Securities Act upon the Securities generally. Such limitations on resale include the requirement that stock be held for a period of two years prior to such resale. The
Registration will be effected without the assistance of an underwriter. In connection with the sale of the Securities, the Company will undertake to use its best efforts to keep the Registration Statement, of which this Prospectus is a part, effective in order to permit such sales. The holders of such Securities may sell the Securities from time to time through the NASD
OTC Bulletin Board, in regular brokerage transactions, or through a combination of such methods at fixed prices, which may be changed, at market prices prevailing at the time of sale or at negotiated prices. The holders of such Securities may effect such transactions by selling Securities to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the holders of such Securities or the purchasers of the Securities from whom such broker-dealers may act as agent, or to whom they sell as principal, or both (which compensation, which as to a particular broker-dealer may be in excess of customer commissions). See, "Plan of
Distribution" and "Description of Company's
Securities."
Sales Commissions
No sales commissions are payable by the Company to registered broker-dealers or others as a result of this Registration. See, "Plan of Distribution."
Use of
Proceeds
No cash proceeds will be realized by the Company as a result of the sale of the Securities. The estimated use of the net proceeds realized by the Company from the Private Placement was explained to the purchasers in such Private Placement in the CIP. The Company will receive a total of $1,202,063 assuming the exercise of all of the Options by the holders thereof. See, "Use of Proceeds."
Risk
Factors
Holders of the Company's Securities should carefully review the risk factors and other information set forth herein under the heading
"Risk Factors," which discuss, among other things,
(i) the early stage of the Company's development and (ii) the regulatory requirements imposed upon the Company's proposed business.

Securities
Outstanding
As of the date of this Prospectus, the outstanding securities of the Company are as follows:

     Common Stock. . . . . . . . . . . . . . . . . 10,932,616
     Options to purchase Common Stock. . . . . . . .1,794,750

As of the date of this Prospectus, the Company has obligated itself to issue approximately 126,932 additional shares of Common Stock.

(See, "Description of Company's Securities --
Options," and "Management  -- Stock Options to
Executive Officers and Directors").


                 SUMMARY FINANCIAL INFORMATION


     The financial data included in the following table has been derived from the financial statements for the periods indicated. The financial statements as of and for the years ended December 31, 1990 through 1995 were audited by Pritchett, Siler & Hardy, P.C., formerly known as Peterson, Siler & Stevenson, P.C., independent public accountants. The following financial data should be read in conjunction with the financial statements and related notes and with management's discussion and analysis of financial conditions and results of operations included elsewhere herein. Further, reference should be made to the Company's financial statements for the quarter ended March 31, 1996 included elsewhere herein.

                    YEAR ENDED DECEMBER 31,
                           (audited)

                      1995    1994      1993     1992    1991    1990


Net Sales           $213,526  $325,907  $445,228 $587,314 $531,280 $8,685

Income (Loss)
from Continuing
Operations        ($464,634)  ($367,590)($267,362) ($61,205) $47,109 ($93,326)


Income (Loss)
per Share From
Continuing
Operations          ($.05)      ($0.03)    ($0.02)  ($0.00)  $0.01   ($0.01)


Cash Dividend
per Common
Share                 --          --         --      --      --      --


                      AS OF DECEMBER 31,
                           (audited)

                  1995     1994       1993       1992       1991       1990

Total Assets $4,344,250 $4,351,310 $4,481,133 $5,065,119 $2,657,157$  155,500

Long Term
Obligations  $  794,442 $  964,794 $1,040,427 $  304,592 $  467,702 $     0

Shareholder's
equity
(Deficit)    $3,064,872 $2,939,500 $2,879,503 $4,091,521 $1,612,587 $1,657,819


     The foregoing selected financial data is presented on a historical basis and may not be comparable from period to period due to changes in the Company's operations. For instance, summary financial data presented for the 1991 through 1995 calendar years includes results of operations of the Company's Gavilan subsidiary, whereas summary financial data presented for the 1992 through 1995 calendar years includes results of operations of both the Company's Gavilan and BVRC subsidiaries.



                         RISK FACTORS


     An investment in the Securities involves a high degree of risk. The holders or purchasers of the Securities are encouraged to carefully review the Risk Factors set forth below. Holders or purchasers of the Securities should carefully consider the possibility of the loss of their entire investment. In addition to the risks described elsewhere in this Prospectus, owners and prospective owners of the Securities should consider the following matters:

     A. No Full Scale Commercial Operating History. Although the Company currently owns and operates an oil sands mine at Asphalt Ridge, Utah, and sells raw oil sands for pavement application purposes, it has no operating history involving the extraction and sale of oil which has been separated from oil sands at a full scale operating facility.

     1. Economic Factors. The revenues generated by the Company are highly dependent on the price of oil and the costs to extract oil from oil sands. Various factors beyond the Company's control affect prices and costs, including worldwide and domestic supplies of oil, price of foreign imports, level of consumer demand, the price and availability of alternative fuels and changes in existing federal regulation and price controls. There is no assurance that oil prices or the estimated costs of oil extraction will not change or will remain favorable in the future or that the projects on which the Company is working will realize a profit.

     2. Need for Additional Cash. The Company's ability to complete a commercial oil sands production facility, expand its reserve base or construct additional facilities is dependent on its ability to obtain the necessary capital. The
Company's current cash reserves and cash flow is not adequate for the activities it proposes to undertake in connection with construction of the commercial facility and Crown's related business operations. The extent of the Company's future capital requirements will depend on many factors, including the costs of labor and materials related to construction, the availability of specialized equipment and expert personnel and the costs of environmental permitting and compliance efforts.
Management currently anticipates that its capital requirements for the development of the Asphalt Ridge project will be approximately $10,000,000 (although interested persons should note that this sum is a foreword-looking estimate or forecast and that actual capital requirements may differ from such estimate). No assurance can be given that additional financing will be available or, if available, that it will be available on acceptable terms. If additional funds are raised by issuing equity securities, further dilution to then-existing stockholders may result.  If such additional funds
are raised through the issuance of debt securities, the Company's cash flows will be required to be devoted to service such debt. If adequate funds are not available, the Company may be required to significantly curtail or cease its operations.

     3. Ability to Operate As a Going Concern. Due to the Company's limited working capital and operating losses, there is substantial doubt as to the Company's ability to continue operating as a going concern. In particular, see "Risk Factors - Need for Additional Cash." In the event the Company is unable to find additional working capital, it may be required to significantly curtail or cease its operations and liquidate and dissolve, after which its assets, if any are available after repayment of its debts and obligations, would be distributed on a pro-rata basis to holders of its common shares.

     4. Governmental and Environmental Regulation. The ability of the Company to operate its business within the United States and, more particularly, the state of Utah, is subject to regulation by both the federal government and the state of Utah and the respective agencies thereof. There is no assurance that statutes or regulations will not be forthcoming that are not in the best interests of the Company or that do not impose significant costs or other restraints on the Company. Similarly, there can be no assurance that government regulations will not seek to limit or preclude the Company's proposed business operations or methods. The Company believes it is in substantial compliance with applicable environmental and other regulations, however, there can be no assurance that significant costs for compliance or clean up will not be incurred in the future.

     5. Project Completion. The completion of the Company's first commercial facility is contingent on obtaining all necessary governmental permits and on the success of construction and the ability to purchase the necessary components and equipment. There can be no assurances that necessary permits will be obtained for construction of the facility. Further, there are no assurances that the successful completion of construction of the first commercial facility will occur or that if completed the facility will operate as designed.

     6. Product Market. Even though the Company believes there is strong local and regional demand for its products, oil from oil sands has never been commercially produced, refined or sold in the United States. The Company is analyzing its market options primarily through the use of outside consultants, as well as through its contacts with several refineries and purchasers in the area. However, there is no assurance that the products produced will be able to be processed by local refineries or sold in the local market. Even if the Company is able to sell its products locally or otherwise, there can be no assurance that the sales prices and other terms and conditions will enable the Company to generate profits.

     7. Competition. The oil and gas industry has conducted extensive research in an attempt to develop a technology to commercially produce oil from oil sands. To date, the only successful project is the Athabasca project in Alberta, Canada. The Company is competing with a number of other companies, including major oil companies and the operators of the Athabasca project, many of whom have financial and technical resources, staff and facilities substantially greater than those of the Company. The Company believes it has completed a thorough analysis of all the public information available with respect to competing oil sand extraction technologies, however, it can provide no assurances that other companies or individuals have not or will not develop a technology superior to the Company's. The Company cannot predict the effect these technologies may have on its operations.

     8. Tax Abatement. Although motor fuels refined from oil sands oil produced in Utah presently qualify for an abatement of the $8.00 per barrel (approximate) Utah motor fuels tax, there is no guarantee that the applicable state laws and statutes will not be changed to modify or eliminate this tax abatement.

     9. No Cash Dividends. The Company has not paid any cash dividend since its inception. Because of the Company's anticipated capital requirements and uncertain profits, it is highly unlikely that any cash dividends will be paid in the foreseeable future. Any dividends to be paid are at the sole discretion of the Board of Directors. See, "Description of Company's Shares -- Dividends."

     10. Authorization of Undesignated Shares. The Company has authorized 50,000,000 shares of Common Stock and 1,000,000 shares of preferred stock. The Company's Board of Directors has the authority, without action by the Company's shareholders, to issue the authorized but unissued common and preferred shares, and to determine the voting rights, preferences as to dividends and liquidation, conversion rights and other rights of the preferred shares. The future issuance of any shares of the Company could impede or deter an unsolicited tender offer or takeover proposal regarding the Company and otherwise adversely affect shareholders of the Company. It is presently the intention of the Company's management to seek considerable additional financing in order to fully develop its oil sands business. The form which such additional financing may take has not been determined and may consist of either equity or debt. In any event, the Company's shareholders may suffer significant dilution at the time such additional capital is received by the Company. See, "Description of Company's Shares -- Options."

     11. Outstanding Options. At present there are Options to purchase 1,794,750 shares of the Company's Common Stock outstanding. Such Options are exercisable at prices ranging from $0.5625 to $1.96 per share. The exercise of these Options may have the effect of depressing the market price of the Company's outstanding Common Stock, and may adversely affect the Company's ability to raise equity capital through the sale of its Common Stock at a future date at higher prices which might have prevailed had it not been for the existence of such Options. In addition, Option holders may choose to exercise their Options and offer to sell such Common Stock in competition with the Company at a time when the Company is in need of additional equity capital.

     12. Operating and Other Hazards. The Company's operations are subject to the risks normally incident to the exploration for and production of oil and gas, including blowouts, cratering, pollution, plugging costs and fires, any of which could result in damage to or destruction of its oil and gas wells or production facilities, suspension of operations or damage to persons or property. The Company must also contend with other natural hazards, such as earthquakes, floods or inclement weather. Although the Company carries insurance coverage which management believes to be adequate, the Company is not fully insured against certain of these risks because insurance is not available or management has elected not to insure due to high premium costs. The occurrence of an event not fully insured against could have a materially adverse effect on the Company's financial condition.

     13. Technological Factors. The Company's results of operations will depend, at least in part, upon its ability to implement its business plan using its licensed oil sand extraction technology. There can be no assurance that the Company will be able to successfully apply the licensed oil sand extraction technology in a cost-efficient manner. Further, advancements in oil sand extraction technology might render the Company's licensed technology either obsolete or unable to effectively compete in terms of price or quality.

     14. Attraction and Retention of Key Employees and Consultants. The Company will be highly dependent on the principal members of its management, who are anticipated to be employed by or provide consulting services to the Company.
The loss of the services of any one individual member of management or of its consultants might impede the achievement of the Company's objectives. Although the Company believes it will be successful in retaining skilled and experienced personnel, there can be no assurance that the Company will be able to attract and retain such personnel on acceptable terms.


     15.  Dependence on Major Customer.   At present, Amoco
purchases all (100%) of the Company's production of oil and gas. Although the Company anticipates that Amoco will continue to purchase all or substantially all of its oil and gas production, there can be no assurance that Amoco will continue to purchase all or any portion of the Company's oil and gas production. In the event Amoco discontinues or curtails it purchases from the Company, the Company's results of operations will be materially and adversely impacted, at least until such time as different buyer(s) can be located and appropriate terms negotiated, which terms may be more or less favorable than the terms under which the Company sells to Amoco.

     16. Conflicts of Interest. The Company's directors and officers are or may become, in their individual capacities, officers, directors, controlling shareholders and/or partners of other entities engaged in a variety of businesses which may in the future have various transactions with the Company.
Each director and officer of the Company may engage in business activities outside of the Company. Thus, there exists potential conflicts of interest including, among other things, time, effort and corporate opportunity, involved in participation with such other business entities and transactions.

     17. Technology License. The Company's license of oil sands extraction technology from Park Guymon Enterprises, Inc.
is an important element of the Company's business plan.   The
Company's success will in part depend on its ability to maintain the validity of the license and, if the license is terminated or rescinded or otherwise limited, the Company may suffer a materially adverse impact.

     18. Environmental Exposure. The Company's operations are subject to the provisions of various federal and state environmental laws and regulations, many of which impose significant obligations on the Company regarding the management, transport, storage and disposal of hazardous substances. These laws and regulations may impose significant compliance costs on the Company and, in the event of any violations, the Company may be held liable for penalties, assessments, environmental clean-up costs, etc. Although the Company makes reasonable efforts to comply with such laws and regulations, there can be no assurance that the Company will be in compliance in all respects at all times or that violations, if any, will not have a significant impact on the Company's results of operations.

     19. Litigation Risks. The Company's Gavilan operating subsidiary is currently a party to three pending administrative actions against the United States Department of Interior, Bureau of Indian Affairs, involving Gavilan's $75,000 letter of credit submitted as its operating bond for conducting oil and gas operations on Indian lands in Uintah and Ouray Indian Reservation, Utah, and its oil and gas leases in the Roosevelt, Utah area. In the event any or all of such administrative actions result in administrative orders adverse to the Company, the Company may be required to reimburse the costs and expenses incurred by the issuer of its $75,000 letter of credit. Further, the Company may have its operating leases with respect to such operations terminated. In either event, the Company would suffer an adverse and material financial impact. Additionally, the Company may incur significant costs and expenses in contesting such potential adverse actions by the Bureau of Indian Affairs.

     20. Penny Stock Regulations - Restrictions on Marketability. The Securities and Exchange Commission (the "Commission") has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. The Company's Common Stock is covered by the penny stock rules, which imposes additional sales practice requirements on broker-dealers who sell such securities to person other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by the rule, the broker-dealers must make a special suitability determination for the purchase and receive the purchaser's written agreement of the transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell the Company's securities and also may affect the ability of purchasers in this offering to sell their shares in the secondary market.


                        USE OF PROCEEDS


     The Company will not realize net proceeds from the sale of the Securities which are the subject of this Registration. As part of the Private Placement, the Company received net proceeds of approximately $400,000. These funds were and are being utilized for the expenses related to the Company's operations, working capital and miscellaneous permitting and engineering costs. An estimation of the use to which the proceeds from the Private Placement were to be devoted was set forth in the CIP which was distributed to all purchasers of the shares in the Private Placement. The Company will receive the amount of $1,202,063 assuming the exercise of all of the Options.





                           DILUTION


     In that the Registration and proposed sale of the Securities merely involves the sale by the Selling Securities Holders of either outstanding shares or shares underlying the existing Options, the Company will not receive any cash proceeds from such sales. Purchasers will not suffer a direct financial dilution effect as a result of the sale of the Securities. However, to the extent Options are exercised subsequent to an investor's purchase of the Securities, dilution of such purchaser's investment will occur to the extent the Company's net tangible book value per share decreases as a result of such Option exercises.




                     PLAN OF DISTRIBUTION


     The Common Stock registered hereby may be sold from time to time directly by any of the Selling Securities Holders named herein. See, "Selling Security Holders." A Selling Securities Holder may from time to time offer such Securities to underwriters, dealers or agents. The distribution of Securities by a Selling Securities Holder may be effected in one or more transactions that may take place on the NASD OTC Bulletin Board, including through ordinary brokers' transactions, in privately negotiated transactions, through sales to one or more broker-dealers for sale of such shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, or otherwise. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Securities Holders in connection with such sales of the Securities. The Selling Securities Holders or any intermediaries through whom the Securities are sold may be deemed "underwriters" within the meaning of the Securities Act with respect to the Securities offered and any profits realized or commissions received may be deemed underwriting compensation.

     The Selling Securities Holders and any other persons who participate in a sale of the Securities should be advised that they may be deemed to be "underwriters" as defined under the Securities Act and shall be required to deliver a current Prospectus in connection with any such sale. The Company will use its best efforts to maintain a current Prospectus and Registration Statement applicable to the Securities for as long as the securities laws will require. There is, however, no assurance that the Company will be able to maintain such a current Prospectus and Registration Statement. The Company shall undertake to supply the Selling Securities Holders with an adequate number of current Prospectuses in order to facilitate such sales. Any commissions paid or any discounts or concessions allowed to such holders, and any profits received on the sale of the Securities, may be deemed to be underwriting discounts and commissions under the Securities Act.

     Requests for additional copies of this Prospectus should be made by mail or telephone to Crown Energy Corporation,
Attention: Richard S. Rawdin, 215 South State, Suite 550, Salt
Lake City, Utah  84111, (801) 537-5610.




              DESCRIPTION OF COMPANY'S SECURITIES



Authorized Capitalization

     The Company's authorized capital consists of 50,000,000 shares of Common Stock, par value $0.02 per share. At the present time, 10,932,616 shares of Common Stock are issued and outstanding while 1,794,750 shares of Common Stock are reserved for issuance upon exercise of outstanding options.

     Of the 2,890,600 shares of Common Stock offered hereby
(i) 1,236,850 shares consist of presently outstanding shares held by stockholders of the Company; and (ii) 1,653,750 consist of shares of Common Stock which are reserved for issuance upon exercise of Options held by officers, directors and employees of the Company and by other investors or consultants.

     On January 3, 1995, the Common Stock was reverse split on a one for four basis. The reverse split is reflected in the foregoing capitalization numbers.

     As of the date of this Prospectus, the Company has obligated itself to issue approximately 126,932 additional shares of Common Stock under various contractual relationships.

     As of March 5, 1996, there were 881 holders of record of the Company's Common Stock.

Common Stock

     Cumulative voting by the holders of the Common Stock in the election of directors is not allowed and a quorum for a shareholders' meeting exists when a majority of the issued and outstanding shares are present, in person or by proxy. With regard to the election of directors of the Company, the Utah Revised Business Corporation Act (the "Corporation Act") provides that in cases where a quorum is present, directors shall be elected by a plurality of the votes cast. Accordingly, the holders of a majority of the shares of Common Stock present, in person or by proxy, at any legally held shareholders' meeting at which the Board of Directors is elected will be able to elect all directors and the minority shareholders will not be able to elect a representative to the Board of Directors. The Corporation Act provides that in other cases a matter will be approved by a voting group if a quorum is present and the votes cast in such group favoring the action exceed those cast opposing it.

     The holders of the Common Stock have no preemptive or conversion rights, no redemption or sinking fund provisions and are not liable for further call or assessment. The outstanding shares of Common Stock are, and the shares issued following the exercise of the Options will be, fully paid and non-assessable. Each share of Common Stock is entitled to share ratably in assets available for distribution to the holders upon liquidation of the Company after provision is made for the payment of debts and other liabilities of the Company.

Preferred Stock

     The Company is authorized to issue 1,000,000 preferred shares, par value $0.005 per share. The preferred shares may be issued by the Board from time to time in one or more issues and with such serial designations as may be stated or expressed in its resolution providing for the issuance of such shares. There are no series of preferred stock designated at present and no shares of preferred stock outstanding.

Dividends

     Holders of the Company's outstanding shares are entitled to receive dividends when, and if, declared by the Board of Directors out of funds legally available therefor. Any such dividends may be paid in cash, property or shares of the Company's Common Stock or preferred stock. The Company has not paid any dividends since its formation. It is the present policy of the Board of Directors of the Company to retain any earnings for use in the business of the Company, and therefore, the Company does not presently anticipate paying any cash dividend on its outstanding stock in the foreseeable future. Any future dividends will be subject to the discretion of the Company's Board of Directors and will depend upon, among other things, the operating and financial condition of the Company, and its capital requirements and general business conditions. Therefore, there can be no assurance that any dividends on the Company's outstanding stock will be paid in the future.


Utah Control Shares Acquisition Act

     It is likely that the Company will be subject to the Control Shares Acquisitions Act, Utah Code Ann. Section 61-6-1 through 61-6-12 (the "Control Act"). In brief, the Control Act limits the voting power of parties after they acquire at least 20% of the outstanding shares of an "issuing public corporation" unless the corporation's shareholders have affirmatively resolved to grant unrestricted voting rights to such persons. Several forms of share acquisitions are exempt from the operation of the Control Act. Such exempt transactions include shares acquired pursuant to the laws of dissent and distribution, shares acquired pursuant to the operation of a stock pledge or other security interest and shares issued directly by the corporation. In the event "control shares" are acquired in a "control share acquisition" and granted full voting rights by the company's shareholders and the acquiring person has acquired a majority or more of all voting power, dissenter's rights will be available to those shareholders not favoring the granting of unlimited voting rights. Pursuant to such dissenter's rights, such shareholders shall be entitled to receive the "fair value" of their shares pursuant to the Corporation Act.

Transfer Agent

     Interwest Transfer Co., Inc. is the transfer agent for the Company's $0.02 par value Common Stock.

Shareholder Voting Requirements Under The Corporation Act

     The provisions of the Corporation Act now provide that, where a quorum is present, all corporate actions, excluding the election of directors, requiring approval of a corporation's shareholders will be adopted if the votes cast favoring such action exceed those opposing it. Under the Corporation Act, a quorum exists if a majority of the votes entitled to vote on any matter is present in person or by proxy. The effect of the foregoing provisions of the Corporation Act is to permit abstentions received with regard to a particular matter to be counted as part of the vote tally. Accordingly, where a quorum is present, a matter may be duly adopted by the Company's shareholders even if such matter does not receive a majority of all the votes cast by the quorum present at such meeting.

1995 Officer/Employee/Consultant Benefit Plan

     In May 1995, the Company adopted the 1995
Officer/Employee/Consultant Benefit Plan (the "Plan").
Pursuant to the Plan, which is administered by the Company's
Board of Directors, up to 800,000 shares of Common Stock may be awarded to the Company's officers, consultants, and full-time and part-time salaried employees of the Company who are selected by the Board. The Plan also permits the Company to award cash incentives in the place of or in addition to the award of stock options thereunder. As of the date hereof, the Company has awarded 229,987 options to purchase Common Stock under the Plan.


                    BUSINESS OF THE COMPANY


General Development of Business

     Crown was organized March 17, 1981 for the purpose of acquiring, holding and developing oil and gas leases and properties. Crown operates through two wholly-owned subsidiaries, BVRC and Gavilan. Crown conducts its oil sands projects through BVRC and its conventional oil and gas operations through Gavilan.

     BVRC, a Utah corporation, was organized October 24, 1985. BVRC is active in the mining and development of oil sands deposits and owns rights to a patented technology for the extraction of oil from oil sands. BVRC controls approximately 100 million barrels of oil in drill proven reserves at Asphalt Ridge in Uintah County, Utah.

     Gavilan, a Utah corporation, was organized September 9, 1985 and was acquired by Crown on January 24, 1991. Gavilan has been actively engaged in oil exploration and production. In 1987, Gavilan discontinued exploration operations and focused on the acquisition of producing properties.

     The Company has focused its current efforts on the development and commercialization of its oil sands technology and oil sands deposits. The Company completed the IPF during the summer of 1994 and, based on the results of its operation over a 30-45 day period, has targeted the end of 1996 for the completion of financing and the commencement of the construction of a full-scale production facility. The Company expects production of oil and other by-products from oil sands to become its primary business activity.

     On January 3, 1995, the Company reverse split its issued and outstanding Shares at the rate of one for four Shares.

     The Company's offices are located at 215 South State
Street, Suite 550, Salt Lake City, Utah 84111. The Company's telephone number is (801) 537-5610.

     Unless specifically indicated otherwise, all discussion hereinafter pertains to the Company and all business operations conducted by it and its subsidiaries.

Description of Business

     Oil Sands Operations

     General. The hydrocarbon potential of oil sands is widely recognized. North America contains the largest known oil sands deposit in the world, located in the Athabasca region in Alberta, Canada. According to sources which management believes to be credible, such as The New York Times and Oil and Gas Journal, these "Canadian Oil Sands" are estimated to contain over 300 billion barrels of recoverable oil thus exceeding the proven reserves of Saudi Arabia. Canadian Oil Sands production is currently about 400,000 barrels per day accounting for 21% of Canada's total oil production. Associated production costs have declined from an estimated $21 per barrel initially to about $10.50 (before DD&A) currently and are targeted to be further reduced to $9.00 per barrel by the year 2000.

     Utah contains approximately 90 percent of the known U.S.
oil sands deposits constituting over 28 billion barrels of oil in place in about 50 deposits. Asphalt Ridge is one of Utah's largest deposits containing over a billion barrels of oil in place. Numerous research efforts have focused on applying the hot water processes used in Canada to Utah oil sands with no commercial success. The fact that the Utah sands are "oil-wet" unlike the Canadian sands which are "water-wet" and the fact that the Utah oil is substantially more viscous dictates that a different process be used.

     Company Activities. The Company entered into a series of license agreements with Park Guymon Enterprises, Inc., of which Dr. E. Park Guymon is a principal, for the use of certain oil sand extraction technology. The license agreements were dated, respectively, January 20, 1989, June 1, 1990 and June 1, 1990, all of which were collectively amended on July 1, 1993 (including the proviso that each such agreement was made effective as of July 1, 1993). The license agreements entered into with Park Guymon Enterprises, Inc., as amended, grant the Company the exclusive license to use the oil sand extraction technology within the exterior boundaries of the United States, within the exterior boundaries of Canada and within Trinidad-Tobago. The license agreements require the Company to pay to Park Guymon Enterprises, Inc. a 2% production royalty on net returns realized within the State of Utah and a 5% royalty payable with regards to the remainder of the territory, calculated by reference to the amount of money actually received by the Company or its sublicensees for sale of products produced by use of the licensed technology, less any sales or brokerage costs, transportation costs, processing costs and extraction taxes. Under the agreements, the terms of which are perpetual unless earlier terminated according to certain provisions, the Company agrees to use its best efforts to maximize the use of the oil sand extraction technology and to meet certain production milestones. With respect to the production milestones applicable to the state of Utah territory, the Company has covenanted to use its best efforts to, as soon as reasonably practicable, construct and commence operation of a demonstration pilot plant at or near Vernal, Utah. Within three months after production of 1,000 barrels of product has been achieved from the demonstration pilot plant, the Company must determine the commercial viability of the licensed technology, at which time the Company must elect to either continue or terminate the license agreement. If the license agreement is continued, the Company must obtain a commitment for funding of an initial commercial plant within six months of the pilot project's production of 1000 barrels of tar sands product (i.e. asphalt, bitumen, maltha or other hydrocarbon minerals). The Company also covenants that, within three years of production of 5000 barrels of product, the Company will produce not less than 1000 barrels of product per day. Further, within five years of production of 5000 barrels of product, or seven years from the effective date of the license agreement, the Company must be producing not less than 3000 barrels of product per day. Management believes it is in compliance with these production milestones since it has used, and continues to use, its best efforts to construct and commence operation of a demonstration pilot plant. At the present time, management believes that it can obtain pilot project financing and commence construction in the latter half of 1996.

     With respect to the production milestones applicable to the United States (other than Utah) and Canadian territories, the Company has covenanted to, as soon as practicable but in no event more than three years after July 1, 1993, construct and put into operation a processing plant utilizing the licensed technology. The Company has also made other production milestone covenants similar, although not identical, to the covenants described in the preceding paragraph. Interested persons should note that the Company has not satisfied the production milestones with respect to the non-Utah territories. The Company has not received any indication from Park Guymon Enterprises, Inc. that such failure constitutes a breach or is otherwise an event of termination of the license agreements applicable to non-Utah territories. Management of the Company believes, although there can be no assurance, that the license agreements remain in force and effect with respect to non-Utah territories and that any technical breaches will be waived by Park Guymon Enterprises, Inc.

     In any event, management of the Company believes that the Company is in compliance with all of the production milestones applicable to the Utah territory (where the Company's oil sands operations are focused) since it has used, and continues to use, its best efforts to construct and commence operation of a commercial production facility. At the present time, management believes that it can obtain project financing and commence construction in the latter half of 1996.

     In the event such milestones are not met within specified time periods, Park Guymon Enterprises, Inc. retains the right to license the technologies to others within specified territories. The 2% production royalty on net returns realized within the State of Utah and the 5% royalty payable with regards to the remainder of the territory is calculated by reference to the amount of money actually received by the Company or its sublicensees for sale of products produced by use of the licensed technology, less any sales or brokerage costs, transportation costs, processing costs and extraction taxes. The licensing agreements may be terminated by either party upon 30 days written notice to the other party in material breach of the agreement. A patent for the licensed technology was issued by the United States Patent and Trademark Office to Park Guymon Enterprises, Inc. on November 6, 1990 and expires on November 5, 2007. Further, management understands that a Canadian patent for the licensed technology was issued to Park Guymon Enterprises Inc. in 1990 and that such intellectual property protection will expire in 2010.

     The viscosity of the oil in "oil-wet" sands, like those in Utah, must be significantly reduced before it can be separated from the sand. The key to accomplishing this first step is the selection of a solvent with acceptable oil solubility and environmental, health and safety attributes. The surfactant is a critical element to the process because it facilitates the transformation of the sand from oil-wet to water-wet. Most surfactants cannot facilitate this transformation and result in the formation of tight emulsions that severely contaminate the water phase. This contamination could result in environmentally unacceptable residual sand and clays as seen at Athabasca.

     In November 1993, the Company entered into a strategic alliance with Swaco-Geolograph ("SWACO") with regard to its oil sands operations. The Company retained SWACO to demonstrate and define the operating variables of its proprietary process technology on a commercial scale. SWACO conducted research on critical operating parameters including:
1) solvent selection, 2) optimum solvent-to-oil ratios, 3) required exposure times, 4) desired temperatures, 5) preferred surfactant concentrations, and 6) water/surfactant volumes.
Based on this research, the Company and SWACO developed an on-site initial production demonstration facility ("IPF") to test and refine the technology and design for a full-scale commercial production facility. Based on the operating results of the IPF, the Company and SWACO:

               1)  Determined the process technology to be
                     effective
               2)  Recommended equipment and design changes
               3)  Projected capital and operating costs

     The Company believes that it is now prepared to commercialize the process technology at its Asphalt Ridge oil sand deposit. The Company believes there are extensive opportunities to successfully employ the technology at other deposits in Utah and around the world.

     Asphalt Ridge Project. The Company is developing its first commercial oil sand production facility at its Asphalt Ridge oil sand deposit near Vernal, Utah. The first facility is designed to process approximately 1,900 tons of oil sands per day for an average production of 1,000 barrels of oil per day. The production facility is projected to be operational during early 1997, although construction has not yet commenced and the Company is presently seeking financing for such construction as well as for the working capital needed to finance the start of commercial production. The Company has applied for all permits which it believes are required for construction or operation of the facility and such permit applications are currently pending review by the appropriate administrative agencies.

     The oil will be processed into two primary products, a light oil fraction and a premium residual asphalt. Current plans are to operate the first facility at a rate of 500 barrels per day (BPD) during its initial months of operation and at the full 1,000 BPD capacity in the latter half of 1997. This will allow the Company to make an orderly entry into the rapidly expanding performance grade asphalt and asphalt modifier markets. A second 1,000 BPD facility is projected to be in operation by 1998 to further expand market penetration.

     The Company currently plans to expand its production to 15,000 BPD making a slate of traditional fuels and petrochemical products in addition to specialty asphalt. The final decision on the timing and capacity of such a facility will be predicated on market conditions for the products. The current view of the market is that demand for the production will exceed productive capacity for both the asphalt and local refinery feedstock markets.

     Products and Principal Markets. The oil or bitumen produced at Asphalt Ridge ranges in API gravity from 12o to 15o. It contains a low percentage of light distillate and diesel fractions (5% - 10%) and a low hydrogen to carbon ratio. The bitumen is rich in gas-oils, asphaltenes and nitrogen which makes it an excellent premium asphalt product.

     The first production facility is designed to produce about 100 barrels of light fraction material through atmospheric distillation (<600o F) and 900 barrels of residual premium asphalt. The light fraction can be sold directly as an off-road diesel or shipped to local refineries for further processing into motor diesel fuel. The residual asphalt will be sold as performance grade/modified asphalt and specialty asphalt modifier. The Company believes that there is a ready market for its products in the Salt Lake City area and within the Western United States generally. The Company's asphalt products business can be seasonal but the Company expects to produce throughout the year by selling into non-seasonal regional markets or storing product during the off-season months for future sales.

     Competition. Competition in the asphalt supply business is very keen with several large companies, with superior financial resources to those of the Company, as competing suppliers. The Company believes that it has two advantages over its competitors - a superior base (unmodified) product and a significantly lower product cost. The cost advantage occurs because of the amount of polymer or other additive required in the asphalt formulation to meet the specifications. A typical crude oil asphalt will require polymer addition of between 3% and 5% by weight. At an average cost of $1.00 per pound, this adds between $60 and $100 per ton to the cost of the base stock material which can cost as much as $125 per ton.

     A bitumen blend from the Athabasca area is beginning to make its way into the regional market because of the shortage of local high quality base stock. Current prices for this product are between $175 to $190 per ton F.O.B. Salt Lake City. This native oil sand material has similar performance qualities as the Asphalt Ridge bitumen. It does not however, have the nitrogen content of the Asphalt Ridge bitumen causing it to be less stable when blended with other base stocks and additives. This quality advantage as well as a cost advantage due to high freight cost from Alberta give the Company a competitive edge over this product. See, "Risk Factors."

     Oil and Gas Operations

     General. The Company and Gavilan are in the business of producing, acquiring, developing and operating oil and natural gas properties. The Company's oil and gas operations are conducted in the Rocky Mountain region of the Western United States, primarily in Utah.

     In recent years, there have been a large number of acquisitions and divestitures of producing properties in the oil and gas industry as companies focus on particular producing regions and segments of the industry. This has created an opportunity for small oil and gas companies to increase their reserves. There is a high level of competition for operated properties and large property acquisitions, generally greater than $5 million. Sellers want to maintain their operated properties and typically the better quality sale properties are non-operated. Purchasers tend to prefer to purchase properties that can be operated.

     The Company's strategic plan is to target primarily non-operated properties and property packages with purchase prices less than $5 million. This will increase the likelihood of making purchases and will increase the Company's exposure to higher quality opportunities.

     Products and Principal Markets. The Company's oil and gas production is generally sold on month-to-month contracts to unaffiliated purchasers available in the area at the location of oil and gas production. The Company does not refine or process the oil that it produces. While Amoco is currently the only purchaser of the Company's oil production, several other purchasers are available to the Company in the area in which it operates. The Company believes it is unlikely that Amoco will discontinue the purchase of its crude oil in the foreseeable future. However, any discontinuance or curtailment of Amoco's crude oil purchases could have an adverse impact on the Company, at least until such time as the Company establishes a relationship with an alternative purchaser.

     The Company's business is not seasonal, however, severe winter weather can increase production and operating costs.

     Exploration, Development and Operations. During the year ended December 31, 1995, the Company did not drill or complete any oil and gas properties. During this time period Gavilan operated 11 wells in the Uintah Basin in eastern Utah.

     Competition. The oil and gas exploration, production, acquisition and development industry is a highly competitive and speculative business. The Company competes with a number of other companies, including major oil companies, independent oil and gas operators, and individual producers and operators, many of whom have financial and technical resources, staff and facilities substantially greater than those of the Company. All of the Company's drilling is conducted by third parties and in times of high drilling activity, exploration for and production of oil and gas may be affected by the prior commitments of such third parties and by the availability of necessary equipment and supplies and by competition for drilling rigs. The Company cannot predict the effect these factors will have on its operations. Based on current market activities, the Company believes that the demand for drilling rigs and equipment has declined due to the decline in the number of oil and gas wells being drilled, which factors have resulted in an overall decline in prices being paid to drillers and the cost of exploration. The principal means of competition in oil and gas exploration and development are product availability and price. The Company cannot predict how long the industry will face pricing and demand instability or the ultimate impact on the Company's markets.

     Operating Hazards and Uninsured Risks. The Company's operations are subject to the risks normally incident to the exploration for and production of oil and gas, including blowouts, cratering, pollution, plugging costs and fires, any of which could result in damage to or destruction of its oil and gas wells or production facilities, suspension of operations or damage to persons or property. Although the Company carries insurance coverage which management believes to be adequate, the Company is not fully insured against certain of these risks because insurance is not available or management has elected not to insure due to high premium costs. The occurrence of an event not fully insured against could have a materially adverse effect on the Company's financial condition.

     Regulation. The Company's operations are affected from time to time in varying degrees by political developments and federal and state laws and regulations. Utah and other states in which the Company may conduct its oil and gas activities regulate the production and sale of oil and natural gas. Such regulations include rules in connection with the operation and production of both oil and gas wells, such as the method of developing new fields, drilling and completion activities, spacing of wells, the prevention and clean-up of pollution and production conservation. The Company's oil and gas activities are subject to existing federal and state laws and regulations governing environmental quality and pollution control. Such laws and regulations may substantially increase the costs of exploration, development or production of oil and gas and may prevent or delay the commencement or condition of a given operation. The Company's management believes that its present operations comply with applicable environmental legislation and regulations, that the existence of such regulations has had no material effect on the Company's operations to date, and that the cost of such compliance will not be material in the future.

     Employees.

     As of December 31, 1995, the Company had three full-time employees and one part-time employee. From time to time the Company utilizes the services of consulting geologists, engineers, landmen and accountants.


Properties

     Oil and Gas Operations-Gavilan

     General. The Company's oil and gas producing properties are located exclusively in the State of Utah. The Company's interests in producing and non-producing acreage are in the form of working, royalty and overriding royalty interests. The working interests are subject to royalty and overriding royalty interests (either pre-existing or created in connection with their acquisition), liens incident to operating agreements, liens for current taxes and other burdens or minor liens, encumbrances, easements and restrictions. The Company believes that these burdens do not materially detract from the value of its properties or interfere with the operation of its properties.

     Title to Properties. The Company believes it has satisfactory title to its properties based upon standards acceptable in the oil and gas industry. The Company's properties are burdened with obligations incident to operating agreements, unit agreements, communitization agreements, pooling orders, current taxes, development obligations under oil and gas leases and other encumbrances, easements and restrictions common in the oil and gas industry.

     As is common in the oil and gas industry, generally only a preliminary investigation of property records is made at the time of acquisition of undeveloped oil and gas properties. Prior to the commencement of drilling operations, a thorough title examination is conducted and significant title defects are remedied before proceeding with operations. The Company believes its title practices to be consistent with industry practices and that such practices are designed to assure the Company adequate title to its properties. However, prior to the sale or acquisition of properties, it may be necessary for the Company to undertake title examination and curative work involving substantial costs.

     Oil and Gas Reserves. The following tables set forth as of December 31, 1995, the estimated net quantities of proved developed and undeveloped oil and gas reserves for the Company. Parallax Consulting ("Parallax"), an independent petroleum engineering and consulting company, prepared the estimates included in this report of the oil and gas reserves of the Company, the future net revenues from such reserves, the present value thereof as of December 31, 1995 and 1994. These estimates have been included herein in reliance upon Parallax's report and upon their authority as an expert in petroleum engineering and reserve analysis. Of course, actual results of operations will likely vary from estimated results due to a number of factors, including events beyond the Company's control.

     The following table shows the estimated quantities of oil and natural gas available to be produced from the Company's net proved reserves during the period shown.

                                       Proved Reserves
Period ending December 31:           Oil (bbls)      Gas (MCF)

          1995                          773,628      0
          1994                          870,885      0
          1993                        1,015,688      0


     Future Net Revenues. The following table summarizes estimated future net revenues applicable to proved reserves.


Period         Proved      Proved        Total Proved
Ending         Developed   Undeveloped
December 31


1996          $63,788        49,987       37,680
1997           64,015         ( 0 )     (780,430)
1998          (455,875)    4,542,939      63,788
Thereafter    (730,443)     (418,195)  4,606,954

Total     $215,470     $3,306,634     $3,522,104



     Present Value Future Net Revenues. The following table summaries estimated present value future net revenues applicable to proved reserves.

                            Proved              Proved               Total
                         Developed             Undeveloped          Proved
Future Net Revenue
  discounted at 10%
  per annum                    $176,449        $1,089,212      $1,265,661

     These estimates of future net revenues were made using a year-end oil price of $18.00 per barrel, which price is assumed to have remained constant throughout the life of the properties. Operating costs, production costs, taxes, royalties and overriding royalties and estimated future capital expenditures were deducted in arriving at the estimates of future revenues. Such costs were estimated based upon current costs and were not adjusted to reflect any anticipated changes in prices.
  Such estimates have been made in accordance with current
  Securities and Exchange Commission guidelines; however, interested persons should note that such estimates are forward-looking statements and projections and the foregoing factors (and others, including those set forth in the "Risk Factors" section hereof) could cause actual results to vary from the estimates provided.

     Production, Revenue and Costs. The following table sets forth the net production attributable to the Company's oil and gas interests, the average sales prices and average production cost (lifting cost) for the periods indicated:

                                       Average Sales          Lifting Costs
        Production:                   Prices:                  (per BBL)

      Oil (BBLS)    Gas (MCF)       Oil (BBLS)  Gas (MCF)
 1995   10,501        0                  $16.82     $0           $10.40
 1994   17,280        0                   15.76      0             9.72
 1993   20,135        1,980               17.59      .56          11.97



     Developed and Undeveloped Acreage and Wells. The following table summarizes the productive oil and gas wells in which the Company has an interest. Productive wells are those that are either currently producing or capable of producing oil and/or gas:

                    As of December 31, 1995


Oil Wells                         Developed Acres
  Gross           2.00                Gross                 770
  Net             1.70                Net                   198
Gas Wells                         Undeveloped Acres
  Gross           0.00                Gross               1,200
  Net             0.00                Net                   717


                                  Total Combined Acreage
                                      Gross               1,970
                                      Net Wells  Acreage    915

   Office Space Lease. The Company conducts its business operations at 215 South State, Suite 550, Salt
  Lake City, Utah, where it has approximately 2,303 square feet of office space under lease until September 30, 1996. Under the terms of the lease, the Company pays
  $2,495 per month through the expiration date of September
  30, 1996. There is no renewal option under the terms of this lease. Management of the Company believes that it will either be able to negotiate a new lease on its existing space or obtain suitable other space in the Salt
  Lake City area upon the expiration of the existing lease.

  Legal Proceedings

   There are no material pending legal proceedings to which the Company itself is a party. With respect to the subsidiaries of the Company, Gavilan is currently a party in three pending administrative actions against the United States Department of Interior, Bureau of Indian
  Affairs, involving Gavilan's $75,000 letter of credit submitted as its operating bond for conducting oil and gas operations on Indian lands in Uintah and Ouray Indian
  Reservation, Utah. The cases have been consolidated and are under appeal. The Company believes that the final resolutions of these actions will not have a materially adverse effect on the business of the Company.

   Gavilan is also subject to an administrative action brought by the Bureau of Indian Affairs to cancel certain oil and gas leases in the Roosevelt, Utah area. Gavilan is challenging these cancellations, but to the extent
  Gavilan claims interests under these leases, such interests are subject to cancellation. The Company believes that the final resolution of this matter will not have a materially adverse effect on the business of the Company.

  Submission of Matters to a Vote of Security Holders

   On December 7, 1994, the shareholders of the Company voted to affirm and ratify the reverse split of the Company's issued and outstanding Common Stock on a one to four basis.

              MARKET PRICE OF THE COMPANY'S
                      COMMON EQUITY



   The Company's common stock has been traded in the over-the-counter market since 1980. The Common Stock is currently listed on the NASD OTC Bulletin Board under the symbol CROE. At the present time, only the Common Stock is publicly traded. The following table sets forth for the respective period indicated, the range of high and low bid quotations, as adjusted for stock splits, of the Company's common stock as reported by the National
  Quotation Bureau and represents prices between dealers, does not include retail markups, markdowns or commissions, and may not represent actual transactions:


  CALENDAR QUARTER ENDED            HIGH BID         LOW BID

  March 31, 1994*                    $1.40            $0.68
  June 30, 1994*                      1.20             0.40
  September 30, 1994*                 3.00             0.80
  December 31, 1994*                  2.24             0.52

  March 31, 1995				                 $1.25            $0.38
  June 30, 1995				                   1.06		           0.38
  September 30, 1995			               1.31		           0.38
  December 31, 1995			                0.94		           0.28

   * The Company's common stock was reverse-split on a one for four basis on January 3, 1995. The high and low bid prices shown have been adjusted upwards by a multiple of four to reflect such reverse split.

   As of June 12, 1996, the high and low bid quotations reported by the National Quotation Bureau were $1.00 and $.38, respectively.



           MANAGEMENT'S DISCUSSION AND ANALYSIS
            OF FINANCIAL CONDITION AND RESULTS
                       OF OPERATIONS



  Liquidity and Capital Resources

   At December 31, 1995, the Company had cash and other current assets of $134,944 as compared to cash and other current assets of $74,032 at December 31, 1994. The increase of $60,912 was due to proceeds from equity financings and the sale of an oil and gas well totalling approximately $290,000. The increase was partially offset by a loss from operations, payments on debt obligations and pre-construction capital costs incurred on the Asphalt Ridge oil sand project.

   Total debt increased from $207,240 in long-term debt and $64,683 in current portion of long-term debt at December 31, 1994 to $231,342 in long-term debt and $67,372 in current portion of long-term debt at December
  31, 1995. This total increase of $26,791 was due to new borrowings of approximately $38,000 which was partially offset by payments in the amount of $26,000. In order for the Company to meet its pre-construction oil sand facility expenses and working capital requirements in 1995, the Board of Directors approved two private placements. The Company sold 292,857 shares of restricted common stock to an individual for $140,000.
  In January 1996, the Company sold 800,000 shares of its Common Stock to twenty-one investors for $400,000.

   The Company's primary objective is to complete
  financing for construction of its full-scale, 1,000
  barrel per day commercial oil sand production facility.
  The Company is seeking approximately $10,000,000 and is
  evaluating financing alternatives with several investor
  groups.  No assurance can be given that additional
  financing will be available or, if available, that it
  will be available on acceptable terms.  If additional
  funds are raised by issuing equity securities, further
  dilution to then-existing stockholders may result.  If
  such additional funds are raised through the issuance of
  debt securities, the Company's cash flows will be
  required to be devoted to service such debt.  If adequate
  funds are not available, the Company may be required to
  significantly curtail or cease its operations.  See,
  "Risk Factors."  In April 1995, the Company entered into
  a letter agreement with IBEX Group, Inc. and Hoffman
  Partners, Inc. (collectively, "IBEX/Hoffman"), the
  principals of which are Robert E. Sweeney and Jeffery J.
  Hoffman, respectively.  The letter agreement provides
  that IBEX/Hoffman will render professional, technical and
  project development services in connection with the
  Company's Asphalt Ridge Oil Sand Project, as well as in
  connection with the Company's efforts to raise capital in
  order to finance the Asphalt Ridge Oil Sand Project.  In
  exchange for their services, the Company has agreed to
  pay a monthly retainer of $5,000 in cash or Common Stock
  having a value of $7,500 (calculated by reference to the
  bid price of the Company's Common Stock and discounted by
  25% in the event the stock issued is restricted Common
  Stock).  In addition, if the Asphalt Ridge Oil Sand
  Project is funded through the efforts of IBEX/Hoffman,
  the Company is obligated to pay IBEX/Hoffman a fee
  calculated as a percentage of the amount of financing
  (i.e., 5% of the first $2,000,000, 4% of the second
  $2,000,000, etc.).   Further, the letter agreement
  provides that warrants to purchase shares of the Company's Common Stock will be issued upon successful completion of financing at the rate of options to acquire
  24 shares for each $1,000 of cash raised, subject to a minimum of options to acquire 100,000 shares. The
  Company further grants IBEX/Hoffman a right of first refusal with respect to subsequent financing activities of the Company. See, "Risk Factors."


  Results of Operations

   1995 vs. 1994

   Oil and gas revenue decreased from $325,907 for the year ended December 31, 1994 to $213,526 for the year ended December 31, 1995, a decrease of $112,381 (34%).
  This decrease was due to lower production resulting from normal production declines and the sale of a producing well. Barrels of oil sold for the year ended December
  31, 1995 were 10,501 as compared to 17,020 barrels for the same period in 1994, a decrease of 38%. This decrease was partially offset by a 7% increase in average oil prices. Unless the Company acquires additional producing properties, re-works existing wells or commences new drilling activity, lower oil prices and normal production declines could adversely affect future conventional oil revenues.

   Oil and gas production costs decreased from $194,779 for the year ended December 31, 1994 to $132,641 for the year ended December 31, 1995, a decrease of $62,138
  (32%). This decrease was due to lower production resulting from normal production declines and the sale of a producing well.

   General and administrative expenses increased from $358,651 for the year ended December 31, 1994 to $432,655 for the year ended December 31, 1995, an increase of $74,004 (21%). This increase was primarily due to an increase in consulting expenses relating to the Asphalt
  Ridge oil sand project and to a $50,000 finder's fee payable with regard to the Company's employment of Mr.
  James Middleton.

   Depletion, depreciation and amortization decreased from $113,536 for the year ended December 31, 1994 to $81,149 for the year ended December 31, 1995, a decrease of $32,387 (29%). This decrease was due to lower production for the period and was partially offset by a higher unit depletion rate.

   Other income/expenses increased from total expense of $26,531 for the year ended December 31, 1994, to total expenses of $31,715 for the year ended December 31, 1995, an increase of $5,184 (20%). This increase was due to an increase in interest expense.

   1994 v. 1993

   Oil and gas revenue decreased from $445,228 for the year ended December 31, 1993 to $325,907 for the year ended December 31, 1994, a decrease of $119,321 (27%).
  This decrease was primarily due to a 9% decline in average oil prices and lower production resulting from normal production declines and the fact that four producing wells were shut-in or sold. Barrels of oil sold for the year ended December 31, 1994 was 17,021 as compared to 21,016 barrels sold for the same period in 1993, a decrease of 19%. Unless the Company acquires additional producing properties, re-works existing wells or commences new drilling activity, lower oil prices and normal production declines could adversely affect future revenues.

   Oil and gas production costs increased from $193,831 for the year ended December 31, 1993 to $194,779 for the year ended December 31, 1994, an immaterial increase of $948. During 1993, however, the Company recorded a prior period adjustment of approximately $70,000 for excess accruals of oil and gas taxes payable, which lowered
  1993's stated production costs. Therefore, actual production costs decreased over 1993. This decrease was due to more efficient well operation and lower production resulting from normal production declines and the fact that four producing wells were shut-in or sold.

   General and administrative expenses decreased from $376,525 for the year ended December 31, 1993 to $358,651 for the year ended December 31, 1994, an immaterial decrease of $17,874 (5%). This decrease was primarily due to an approximate $20,000 bad debt expense recorded in 1993.

   Depletion, depreciation and amortization increased from $111,673 for the year ended December 31, 1993 to $113,536 for the year ended December 31, 1994, an increase of $1,863 (2%). This increase was due to a higher unit depletion rate and was partially offset by lower production for the period.

   Other income/expenses increased from total expense of $30,561 for the year ended December 31, 1993 to total expenses of $26,531 for the year ended December 31, 1994.
  This change was due to the write-off of an approximate
  $18,000 investment in the period ending December 31, 1993. This write-off was partially offset by an increase in interest expense due to the sale of partial units of a $65,000 unsecured debenture.



                 SELLING SECURITY HOLDERS


   The list of Selling Securities Holders set forth below was prepared from the Company's records as of February 24, 1996. The list set forth below gives effect to the reverse stock split consummated in January 1995.
  The columns reflecting ownership percentage after the conclusion of this Registration assume the exercise of all of the Options. Only those parties reflected on this list will be entitled to the benefit of this Registration
  Statement.



Name of Selling       Number of Shares or Shares        Percent of Class
Securities Holders    Underlying Options Owned          After Offering*
                      and Expected to be Offered

James A. Middleton**      355,000                            2.83%
John Worley               227,000                            1.81
Jeff J. Fishman            55,000                               *
Jeff J. Hoffman            44,000                               *
WPD Associates             55,000                               *
Gary B. Rovin              81,400                               *
Arshalous Terzian          44,000                               *
Arthur Marcus              66,000                               *
Robert B. Zann             66,000                               *
Ann Zann                   22,000                               *
Geoffrey and Melinda
   Blackwell               36,250                               *
Geoffrey Blackwell          3,625                               *
Nathaniel W. Bottomly      49,999                               *
Ross W. Bottomly           52,470                               *
Bryan F. Boyle              6,600                               *
Holly Boyle                11,000                               *
Charles J. Blatt, P.C.     18,000                               *
Joe Blau***                 1,800                               *
Andrew W. Buffmire         11,000                               *
Robert S. Thompson and
  Patricia B. Thompson,
  JTWROS                    6,600                               *
Jeff Shields               20,900                               *
Glenn Mealey               22,000                               *
Arnold W. Messer and
  Sharon Ann Messer,
  JTWROS                   55,000                               *
Robert J. Pease            19,356                               *
David M. Mitchell          45,976                               *
Clifford Grubbs            45,976                               *
Gray Carrithers            22,990                               *
Ed Davenport               91,962                               *
Tom Barker                 22,990                               *
Joe B. and Nancy G.
  Green, JT                22,990                               *
Kelly Green                22,990                               *
Harvey T. & Janet
  McCroskey, JT            45,976                               *
R. Kathryn Barnes Trust    10,000                               *
Jay Mealey**              400,000                           3.19
Tom Bachtell**            400,000                           3.19
Rich Rawdin**             250,000                           1.99
Steve Burton               25,000                             *
IBEX Group****            153,750                           1.22

   *     Reflects ownership of less than 1 percent.

  **    James A. Middleton, Jay Mealey, Tom Bachtell and
  Rich Rawdin are officers and directors of the Company.
  See, "Directors and Executive Officers" and "Certain
  Relationships and Related Transactions."

  ***   Joseph Blau received restricted shares of Common
  Stock as a finder's fee in connection with Mr. James
  Middleton's employment by the Company.

  **** IBEX Group has entered into an agreement under which it has agreed to provide professional, technical and project development services to the Company in exchange for certain consideration, including the issuance of
  Common Stock and warrants to acquire Common Stock.   See,
  "Management's Discussion and Analysis of Financial
    Condition and Results of Operations."

             DIRECTORS AND EXECUTIVE OFFICERS



     The following table sets forth the name, age and position of each officer and director of the Company.
  Each director holds office until his successor has been duly elected and qualified.

                     Crown Energy Corporation

  Name                        Age       Current Position(s)

  James A. Middleton          59        Chairman of the Board
                                   of Directors, Chief
                                   Executive Officer

  Jay Mealey             39        Chief Operating
                                     Officer, President,
                                     Treasurer, Director

  Thomas W. Bachtell          44        Director

  Richard S. Rawdin      37        Vice President,
                                   Director, Secretary



   BuenaVentura Resources Corporation

  James A. Middleton          59        Chairman, Chief
                                   Executive Officer

  Thomas W. Bachtell          44        President, Director

  Jay Mealey             39        Secretary, Director

  Richard S. Rawdin      37        Director

  Cyrus McKell           69        Director



     Gavilan Petroleum, Inc.

  Jay Mealey             39        President, Director

  Richard S. Rawdin      37        Secretary




     James A. Middleton - Chairman of the Board, Chief
  Executive Officer.  Mr. Middleton was President of ARCO
  Oil and Gas Company as well as Executive Vice President and a member of the Board of Directors of Atlantic
  Richfield Company until his retirement in 1994. At the time of his retirement, Mr. Middleton's areas of responsibility included ARCO Products Company, ARCO
  Transportation Company, ARCO Coal Company, ARCO
  Exploration and Production Technology and ARCO Aluminum,
  Inc. Earlier in his career Mr. Middleton was head of the engineering department of ARCO's Synthetic Fuels and Minerals Division and was heavily involved in ARCO's activities in oil shale, Athabasca oil sands, coal mining and coal conversion projects. He remains on the Board of Directors of ARCO Chemical Company and is Executive Vice
  President - Emeritus of ARCO. Mr. Middleton also serves on the Board of Directors of Texas Utilities Company as well as many community and civic organizations. Mr.
  Middleton has recently been appointed Chairman of the Board of Directors and CEO of the Company.

     Jay Mealey - President, Chief Operation Officer.
  Mr. Mealey has been the President, Treasurer and a Director of the Company since 1991. He has been employed by the Company since 1986 in various management positions. Mr. Mealey has been actively involved in the oil and gas exploration and production business since
  1978.  Prior to employment with the Company, he was Vice
  President of Ambra Oil and Gas Company and worked for Belco Petroleum Corporation and Conoco, Inc. in their exploration divisions. Mr. Mealey is responsible for managing the day to day operations of the Company. He is a full-time employee and it is anticipated that he will devote one hundred percent of his time to the Company.

     Richard S. Rawdin - Vice President, Director.  Mr.
  Rawdin became Vice President on September 23, 1991 and is a certified public accountant. He is responsible for managing the financial and accounting functions of the Company. From February, 1986 to September, 1991, he was
  Controller and Vice President of Finance for Kerry
  Petroleum Company, Inc. where he was responsible for directing the financial and accounting affairs of the Company, its two subsidiaries and six partnerships.
  Prior to that, he was a Senior Consultant with Deloitte and Touche. Mr. Rawdin is a full-time employee of Company and it is anticipated that he will devote one-hundred percent of his time to the Company.

     Thomas W. Bachtell - Director. Mr. Bachtell is a practicing natural resources attorney and President of the law firm of Pruitt, Gushee & Bachtell where he has worked since 1977. Mr. Bachtell's law practice focuses on advising and assisting oil, gas and mineral companies in their exploration and development activities in the Rocky Mountain States. He is experienced in contract negotiation and drafting, permitting and environmental matters, business development and operations, and civil litigation. He has authored several papers and drafted various statutes on mineral law matters. Mr. Bachtell devotes a substantial amount of his time to the Company and is responsible for its governmental and regulatory affairs along with its natural resources legal matters.

     Cyrus M. McKell, PH.D. - Director (BVRC).  Mr.
  McKell recently retired as Dean, School of Natural
  Sciences, Weber State University, Ogden, Utah.  Dr.
  McKell is a recognized authority in his field worldwide and has biographical listings in Who's Who in America and Who's Who in the World as well American Men and Women in Science. His major awards include Rockefeller Foundation and Fulbright Research Fellowships. He is currently a member of the Utah Governor's Science Council and has served on several National Advisory Committees to the United States Congress Office of Technology Assessment, the United States National Academy of Sciences, the
  American Association for the Advancement of Science, as well as many distinguished committee appointments domestically and in foreign service. Dr. McKell has had considerable experience in arid land reclamation and has over 200 publications and six books in his field. Dr.
  McKell's major research has been directed to land resources ecology and physiology of range lands plants.
  Recent work emphasizes land management policies, plus research on revegetation of distributed arid and semi-arid lands. Dr. McKell's unique experience enable him to provide technical assistance to the Company on a wide range of reclamation, revegetation and other permitting issues.

  Stock Options to Executive Officers and Directors

     At present, a total of 1,360,000 Options to acquire shares of Common Stock have been granted to the officers, directors and employees of the Company. Such Options are priced at exercise prices ranging from $0.5625 to $0.66 per share (giving effect to the Company's reverse stock split).

  Terms of Officers and Directors of the Company

     All officers of the Company serve at the pleasure of the Board of Directors of the Company, subject to specific contractual rights held by certain officers.
  Members of the Company's Board of Directors are each elected for one year terms at the Company's annual meeting of shareholders. There are no family relationships between the existing officers and directors of the Company.

                  EXECUTIVE COMPENSATION



     There is set forth below information concerning the annual and long-term compensation paid for services rendered in all capacities to the Company for the fiscal years ended December 31, 1995, 1994 and 1993 by the person who was, at December 31, the Chief Executive
  Officer of the Company and to any other officer of the Company who received in excess of $100,000 in compensation for the year ended December 31, 1995
  (collectively the "Named Officers").

                Summary Compensation Table

     The following table discloses compensation received by the Named Officers for the three fiscal years ended
  December 31, 1995:

                   SUMMARY COMPENSATION
                    Annual Compensation




  Name and Principal
  Position             Year   Salary  Bonus  Other Annual
                                             Compensation


  Jay Mealey,
  President           1993  $78,000     $0       $0
                      1994  $78,000     $0       $0
                      1995  $78,000     $0       $0




                    Option Grant Table

     The following table provides information on options granted to the Named Officers during the fiscal year ended December 31, 1995:

                       OPTION GRANTS



    Name
Number of    %of Total       Exercise or    Expiration Date
               Securities    Options         Base Price
               Underlying    Granted to
               Options       Employees in
               Granted (#)   Fiscal Year


Jay Mealey     100,000          33.3           $.5625        May 31, 2000
                                             per share


                    Option/SAR Repricing


               Ten-Year Option/SAR Repricings

Name              Number of      High Bid         Exercise Price  New exercise Length of
Date              options/SARs    price of Stock   at time of      Price        Original
                  repriced or     at time of       repricing or                 Option term
                  amended         repricing or     amendment                    remaining at
                                  amendment                                     date of
                                                                            repricing or or
                                                                            amendment
Jay
Mealey,
President         100,000      $.5625                $.60          $.60   37 months
May 31, 1995

Jay
Mealey,
President
May 31, 1995      100,000       $.5625                $.72          $.60    37 months


Jay
Mealey,
President
May 31, 1995     100,000       $.5625                $1.80          $.60    37 months

     On May 31, 1995, the Company amended the terms of the Options previously awarded to Mr. Jay Mealey, President of the Company. The result of this amendment was (i) to adjust the Company's previous award of 1,200,000 Options to 300,000 to account for the one for four reverse stock split effective January 3, 1995; (ii) the setting of a uniform exercise price of $0.60 per share (after giving effect to the aforementioned stock split) as opposed to the previous pricing of $0.72 for the initial one-third of Option shares, $1.08 for the second one-third of the Option shares; and $1.80 for the remaining one-third of the Option shares; and
(iii) to grant "piggyback" registration rights to the shares underlying the Options. The amended Options are exercisable for a period of five years from the date of the amendment.

     The adjustment in the Option price noted above resulted in a reduction in the total cost of exercising the Options by Mr. Mealey from $360,000 to $180,000. The Company's Board of Directors' purposes for making this adjustment were to (i) more closely align the exercise price of the Options to the then prevailing market price of the Company's Common Stock (the high bid price of Common Stock was $.5625 on the date of its adjustment); and (ii) to reward Mr. Mealey for his continued service as an officer of the Company on a reduced and deferred salary basis. The adjustment was, in the Board's determination, in the best interests of the Company based on Mr. Mealey's past services rendered to the Company and the value to be received from retaining such services for the Company's future benefit.

/s/ James A. Middleton             /s/ Jay Mealey
James A. Middleton                 Jay Mealey


/s/ Thomas W. Bachtell             /s/ Richard S. Rawdin
Thomas W. Bachtell                 Richard S. Rawdin


Compensation of Directors

     It is the present policy of the Company not to pay compensation to its Directors.


Employment Agreements

     Pursuant to an Employment Agreement dated August 7, 1991 yet made effective as of January 1, 1992, the Company is obligated to pay Mr. Mealey a base salary of $78,000 per year. The annual amount payable under the foregoing agreement is subject to an annual increase (not to exceed 100% in any contract year) during its term according to a formula based on the percentage increase in equity and earnings from the prior year. The agreement's original term expired on January 1, 1995, although the agreement was extended according to its terms for an additional two years. After January 1, 1997, the agreement will renew for successive one year periods provided neither Mr. Mealey nor the Company submit termination notices 90 days prior to the end of each one year period.

     On January 26, 1996, the Company entered into an employment agreement with Mr. James Middleton, the Chief Executive Officer and Chairman of the Board of the Company. The foregoing agreement terminates on February 26, 1999, with the option to extend its term to February 26, 2001. This agreement includes a base salary of 5% of the Company's net profits from operations before depletion, depreciation, tax credits and amortization but after interest expense on debt; not to exceed $1 million per year. The agreement also calls for the Company to grant Mr. Middleton 300,000 options to purchase its common stock at an exercise price of $.66 per share, with an additional 75,000 options to be granted for each year of its term after funding for the Asphalt Ridge project is achieved (such options to be exercisable at the highest closing bid price of the common stock on the last day ending on or before February 6, 1996 of each year). Pursuant to the agreement, Mr. Middleton is entitled to participate in such insurance, vacation and expense reimbursement programs as are extended to officers of the Company of similar standing. The Company accrued a $50,000 finder's fee liability in connection with the negotiation of the agreement. Such finder's fee was paid by the Company in February 1996 through the issuance of 51,547 shares of its restricted common stock.

          SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                    OWNERS AND MANAGEMENT


     The following table sets forth information as of February 29, 1996, regarding (i) all stockholders known to the Company to be beneficial owners of more than 5% of the outstanding common stock; (ii) each director; and (iii) all officers and directors of the Company as a group. Each of the persons in the table below has sole voting power and sole dispositive power as to all of the shares shown as beneficially owned by them except as otherwise indicated.


Name and Address                Number of Shares
                                Beneficially Owned         Percent of Class

James A. Middleton                   355,000                   3.16%
574 Chapala Drive
Pacific Palisades, CA  90272

Jay Mealey                         2,058,051                  18.15%
4645 Hunters Ridge Circle
Salt Lake City, Utah  84124

Thomas W. Bachtell                 2,013,448                  17.8%
3245 Big Spruce Way
Park City, Utah  84060

Richard S. Rawdin                    450,160                   4.02%
P.O. Box 520982
Salt Lake City, Utah  84152


All Officers, Directors and       4,876,659                   39.67%
owners of more
than 5% of the Company's stock as
a Group
(includes three persons)


                 CERTAIN RELATIONSHIPS AND
                    RELATED TRANSACTIONS



   Mr. Jay Mealey, President, Chief Operating Officer, Treasurer and a Director of the Company loaned $43,448 to the Company during the 1993 fiscal year. In 1995, the Company executed a promissory note payable in favor of Mr. Mealey in the amount of $53,240. The foregoing note is intended to repay the original amount loaned by Mr. Mealey and accrued interest thereon. This note matures on July 1, 1997 (or earlier upon the Company's receipt of $2,000,000 as a result of its offer and sale of its securities) and accrues interest at the rate of 9 percent per annum. In February 1995, Mr. Mealey loaned the Company an additional $20,000, which amount was subsequently repaid by the Company.

   During the 1995 fiscal year, the Company issued an aggregate of 381,722 shares of restricted common stock to Mr. Mealey and Mr. Rich Rawdin, Vice President-Finance, Secretary and a Director of the Company, in lieu of deferred salaries in the amount of $103,500, together with accrued interest of $9,547.

   During the year ended December 31, 1995, the Company converted deferred salaries payable to Mr. Thomas W. Bachtell, Esq., a Director of the Company and an officer of BVRC, in the amount of $34,000, with accrued interest of $3,521 to a $38,271 note payable bearing interest at the rate of 9% per annum. The foregoing note matures on July 1, 1997 (or earlier upon the Company's receipt of $2,000,000 as a result of its offer and sale of its securities). During the year ended December 31, 1995, the Company also delivered a promissory note to Mr. Bachtell in the amount of $19,411 and bearing interest at the rate of 9% per annum. The foregoing note matures on July 1, 1997 (or earlier upon the Company's receipt of $2,000,000 as a result of its offer and sale of its securities).

   In May 1995, the Company issued an aggregate of 300,000 options to purchase its common stock to Mr. Bachtell, Mr.
Mealey and Mr. Rawdin, which are exercisable at $.5625 per share for a period of five years.

   Mr. Bachtell is a shareholder in the law firm of Pruitt, Gushee & Bachtell. During the year ended December
31, 1995, the Company paid the foregoing firm the amount of $33,092 through the issuance of 47,273 shares of its restricted common stock. In addition, in January 1996, the Company paid Mr. Bachtell's firm the amount of $21,124.75 for services rendered to Gavilan and BVRC.

   See also "Executive Compensation."

                INDEMNIFICATION OF DIRECTORS
                        AND OFFICERS



   Utah Code Annotated Section 16-10a-902 provides generally that a corporation may indemnify any person who is a party to any proceeding by reason of the fact that he is a director, officer, employee, or agent of the corporation, provided he acted in good faith and in a manner he reasonably believed to be in the best interests of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. If the action or proceeding is by or in the right of the corporation, the defendant shall be indemnified only if successful or if the court determines that the person fairly and reasonably is entitled to indemnification. The statutory right to indemnification is not exclusive of other rights that an individual may be entitled to pursuant to corporate bylaws or other agreements.

   Section 16-10a-840 provides that "a director or officer is not liable for any action taken, or any failure to take any action as an officer or director as the case may be, unless: (a) the director or officer has breached or failed to perform the duties of the officer in compliance with this section; and (b) the breach or failure to perform constitutes gross negligence, willful misconduct or intentional infliction of harm on the corporation.

   The Company's bylaws state that no officer or director shall be personally liable for any obligations arising out of any acts or conduct performed for or on behalf of the corporation, provided, however, that no person shall be indemnified against or be reimbursed for any expense incurred in connection with any claim or liability arising out of his own negligence or willful misconduct. No insurance has been obtained by the Company for director and officer indemnification.

   The Company has entered into indemnification agreements with the officers and directors which provide for indemnification to the fullest extent permitted by law.

   The Selling Securities Holders will be made aware that insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and persons controlling the registrant pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                        LEGAL MATTERS



   The legality of certain matters relating to the registration will be passed upon for the Company by Suitter
Axland & Hanson, Salt Lake City, Utah.




                           EXPERTS



   The consolidated balance sheet of the Company, BVRC, Gavilan and Applied Enviro Services, Inc. as of December 31, 1995, 1994 and 1993 and the related consolidated statements of operations, stockholders' equity and cash flows for the three years then ended have been audited by Pritchett, Siler & Hardy, P.C., independent auditors, as stated in their report appearing herein and elsewhere in the Registration Statement, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                    FINANCIAL STATEMENTS


Years Ended December 31, 1995 and 1994

   Report of Pritchett, Siler & Hardy, P.C.,
   independent certified  public
   accountants, for the years ended December 31,
   1995, 1994 and 1993.                                    42

   Consolidated Balance Sheet                           43-44

   Consolidated Statement of Operations                 45-46

   Consolidated Statement of Stockholder's Equity          47

   Consolidated Statement of Cash Flows                 48-50

   Notes to Consolidated Financial Statements           51-63

   Supplemental Information - Unaudited                 64-69

Quarter Ended March 31, 1996

   Consolidated Balance Sheet (Unaudited)               70-71

   Consolidated Statement of Operations (Unaudited)        72

   Consolidated Statement of Stockholder's Equity
(Unaudited)                                                73

   Consolidated Statement of Cash Flows (Unaudited)     74-75

   Notes to Consolidated Financial
   Statements (Unaudited)                               76-77

               PRITCHETT, SILER & HARDY, P.C.
               Certified Public Accountants
                    430 East 400 South
                Salt Lake City, Utah  84111
      voice  (801) 328-2727  -    fax  (801) 328-1123

               INDEPENDENT AUDITORS' REPORT


Board of Directors
CROWN ENERGY CORPORATION
Salt Lake City, Utah


We have audited the accompanying consolidated balance sheets of Crown Energy Corporation at December 31, 1995 and 1994 and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 1995, 1994 and 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.
An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements audited by us present fairly, in all material respects, the consolidated financial position of Crown Energy Corporation as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years ended December 31, 1995, 1994 and 1993, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.
As discussed in Note 15 to the financial statements, the Company has suffered recurring losses from operations, and has current liabilities in excess of current assets. These factors raise substantial doubt about the ability of the Company to continue as a going concern. Management's plans with respect to this matter are also described in Note 15.
The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/  Pritchett, Siler & Hardy, P.C.

Pritchett, Siler & Hardy, P.C.

January 26, 1996

                 CROWN ENERGY CORPORATION

                CONSOLIDATED BALANCE SHEETS

                          ASSETS


December 31,____________


                                           1995      1994
CURRENT ASSETS:

Cash                                  $  97,247    $  30,592

Joint interest and trade accounts
receivable,net of allowance for
doubtful accounts of $0 and $808,
at 1995 and 1994                         37,697       38,565

Other current assets   -    4,875
                                      _________    ___________
Total Current Assets                    134,944       74,032


PROPERTY AND EQUIPMENT, net           5,782     10,587


INVESTMENT IN OIL AND GAS PRODUCING
  PROPERTIES, full cost method        1,145,214 1,356,852


INVESTMENT IN OIL SAND PROPERTIES     2,733,080 2,603,228

OTHER ASSETS                            325,230   306,611
                                 ___________    ___________
                                 $4,344,250       $4,351,310
                                 ___________    ___________











The accompanying notes are an integral part of these financial statements

                 CROWN ENERGY CORPORATION

                CONSOLIDATED BALANCE SHEETS

           LIABILITIES AND STOCKHOLDERS' EQUITY


                                                      December 31,
                                                      ___________________

                                                         1995     1994

CURRENT
LIABILITIES:

Accounts payable                                     $244,314    $212,637
Other current liabilities                             173,250     133,125
Current portion of long-term debt                      67,372      64,683
Deferred tax liability                                    ---      36,571

      Total Current Liabilities                       484,936     447,016
                                                     _________    _______

LONG-TERM DEBT                                        231,342     207,240

DEFERRED TAX LIABILITY                                563,100     757,554
                                                    _________    ________

      Total Liabilities                             1,279,378   1,411,810


STOCKHOLDERS' EQUITY:


Preferred stock, $.005 par value,
     1,000,000 shares authorized, no
     shares issued and outstanding                      -        -

Common stock, $.02 par value,
     50,000,000 shares authorized,
     9,861,069 and 8,991,217 shares
     issued and outstanding at 1995 and
     1994                                             197,220      179,823
   Capital in excess of par value                   4,701,193    4,359,609
   Retained earnings (deficit)                      (1,833,541)  (1,599,932)
                                                   ___________   ___________
         Total Stockholders' Equity                 3,064,872    2,939,500
                                                   ___________   ___________
                                                     $4,344,250  $4,351,310
                                                   ___________   ___________


The accompanying notes are an integral part of these financial statements

                 CROWN ENERGY CORPORATION

           CONSOLIDATED STATEMENTS OF OPERATIONS

                                               For the Year Ended
                                                  December 31,
                                  ______________________________________
                                         1995       1994          1993
                                    ___________  __________    ___________
REVENUE:
  Oil and gas sales                 $213,526     $325,907     $ 445,228
                                    ___________  _________    ___________
        Total Revenue                213,526       325,907      445,228
                                    ___________  _________    ___________
EXPENSES:
  Production costs and related taxes132,641        194,779      193,831
  General and administrative        432,655        358,651      376,525
  Depreciation, depletion and
  amortization                       81,149        113,536      111,673
                                  ___________    ____________   ___________
        Total Expenses              646,445        666,966      682,029
                                  ___________    ____________   ___________
OPERATING (LOSS)                   (432,919)      (341,059)    (236,801)
                                  ___________    ____________   ___________
OTHER INCOME (EXPENSE):
  Interest and other income          11,880         10,250        4,726
  Interest and other expense        (43,595)       (36,781)     (18,750)
  Gain (loss) on sale of
    property and equipment               -           -            1,443
  Loss on investment                     -           -          (17,980)
                                  ___________       ________   ___________
        Total Other Income
                 (Expense)         (31,715)         (26,531)    (30,561)
                                 ___________       ________    ___________
(LOSS) BEFORE INCOME TAXES,
  DISCONTINUED OPERATIONS
  AND EXTRAORDINARY ITEM         (464,634)         (367,590)    (267,362)

CURRENT TAX EXPENSE (BENEFIT)       -                  -            -

DEFERRED TAX EXPENSE (BENEFIT)   (231,025)         (137,575)     (74,473)
                                  ___________       _________   ___________
(LOSS) BEFORE DISCONTINUED
    OPERATIONS
  AND EXTRAORDINARY ITEM         (233,609)          (230,015)   (192,889)
                               ___________        _________    ___________
DISCONTINUED OPERATIONS:
  Income (loss) from operations of discontinued
    tank testing and environmental services
    division (net of income tax benefit of $8,377
    at December 31, 1993)          -                  -          (21,696)
  Estimated income (loss) on discontinuance
    of the tank testing and environmental service
    operations (net of income tax benefit of $8,820
    at December 31, 1993)          -                  -          (22,845)
                              ___________       ____________       ___________
NET (LOSS) FROM DISCONTINUED OPERATIONS -           -            (44,541)

                          [Continued]


                                             For the Year Ended
                                                December 31,

                                  ______________________________________
                                           1995      1994       1993
                                         ________    ________   _______
CHANGE IN ACCOUNTING PRINCIPLE
  Cumulative effect on years prior to
    December 31, 1993, of application
    of statement No. 109 "Accounting
    for Income Taxes"                        -           -    (1,023,370)
                                         ________   ________    ________
NET (LOSS)                              (233,609)  (230,015)  (1,260,800)
                                         ________   ________  ___________

(LOSS) PER COMMON SHARE:

Income (loss) from continuing operations    (.03)      (.03)        (.02)
Loss from discontinued operations             -          -            -
Estimated gain (loss) on discontinuance
 of tank testing and other services           -          -          (.01)
Cumulative effect of change in
 accounting principle                         -          -          (.12)
                                          _______    _______     ___________
                                    $       (.03)     $(.03)        (.15)
                                          _______    ______      ___________




The accompanying notes are an integral part of these financial statements


                    CROWN ENERGY CORPORATION

          CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

       FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                             [RESTATED]

                           Common Stock      Capital in
                          __________________ Excess of   Retained
                           Shares   Amount   Par Value   Deficit      Total

                          _________________  __________  _________   ___________
BALANCE, December 31,1992 8,355,921 167,118  4,033,520    (109,117)  4,091,521

Shares issued for cash at $.56
  per share                  44,643     893     24,107       -          25,000

Shares issued for non-cash
  consideration              34,114     682     23,100       -          23,782

Net loss for the year ended
  December 31, 1993             -        -        -     (1,260,800)  (1,260,800)
                           _________ _______ _________  ___________ ___________
BALANCE, December 31,1993  8,434,678 168,693 4,080,727  (1,369,917)   2,879,503

Shares issued for cash at
  $.50 to $.51 per share     396,851  7,937    192,063       -          200,000

Shares issued for non-cash
  consideration              128,989  2,580     69,045       -           71,625

Shares issued in payment of
  a note payable and related
  accrued interest.           30,645    613     17,774       -           18,387

Fractional Share Adjustment in
  connection with 4 to 1 reverse
  split of common shares          54     -        -          -               -

Net loss for the year ended
  December 31, 1994             -        -        -     (230,015)     (230,015)
                           _________ _______ _________ __________   _________
BALANCE, December 31, 1994 8,991,217 179,823 4,359,609 1,599,932)    2,939,500

Shares issued for cash at
 $.35 and $.60 per share     292,857   5,857   134,143     -           140,000

Shares issued for non-cash
  consideration at $.33
  to $.76 per share          195,273   3,905   102,029     -           105,934

Shares issued for non-cash
 consideration at $.28 and
 $.35 per share to related
 parties                     381,722   7,635   105,412     -           113,047

Net loss for the year ended
  December 31, 1995             -       -         -      (233,609)    (233,609)
                           _________ _________ __________ ___________ __________
BALANCE, December 31, 1995 9,861,069 $197,220  $4,701,193 $(1,833,541)$3,064,872

The accompanying notes are an integral part of these financial statements


                     CROWN ENERGY CORPORATION

               CONSOLIDATED STATEMENTS OF CASH FLOWS



                                               For the Year Ended
                                                  December 31,
                                     ______________________________________

                                           1995          1994        1993
                                       __________   ___________  ___________
Cash Flows From Operating
  Activities:
  Net (loss)                           $(233,609)   $(230,015)   $(1,260,800)
                                       ___________  ___________  ___________
  Adjustments to reconcile net income
   (loss) to net cash used in o
   perating activities:
   Depreciation, Depletion and
   Amortization                           81,149      113,536         111,673
   (Gain) loss on sale of property
   and equipment                             -           -              1,443
   Non-cash (income) expense              33,078       19,250          19,749
   Write off investment in Partnership       -           -             17,980
   Depreciation of discontinued
   operations                                -           -             22,560
   Loss on disposition                       -           -             10,006
   Bad Debt Expenses                         -            808            -
   Changes in Assets and Liabilities:
      (Increase) decrease in joint
        interest and trade receivables        868     (11,474)        154,811
      (Increase) decrease in other
        current assets                      4,875     ( 6,500)         25,684
      (Increase) decrease in other assets (33,325)    (25,592)        (17,905)
      Increase (decrease) in accounts
        payable                           100,073     (33,444)          2,302
      Increase (decrease) in other
        current liabilities               205,654      19,293         (27,795)
      Increase (decrease) in deferred
        tax liability                    (231,025)   (137,575)        931,700
                                          ________   _________      ___________
                                          161,347     (61,698)      1,252,208
                                          ________   _________      ___________
      Net Cash Provided (Used) by
       Operating Activities               (72,262)   (291,713)         (8,592)
                                          ________   _________      ___________
Cash Flows From Investing Activities:
  Additions to property and equipment        -          -              (4,000)
  Proceeds from disposition or sale
   of oil and gas investments             150,000       3,747          44,180
  Additions to mining properties         (129,852)    (12,031)        (50,250)
  Additions to oil and gas properties       -            -            (53,855)
  Decrease in note receivable               -           4,094          13,909
  Payments for other investments            -          (7,470)           -
  Proceeds from sale of assets
   of discontinued operations               -             -            55,700
                                         _________   _________       __________
Net Cash (Used) Provided
  by Investing Activities                  20,148     (11,660)          5,684
                                         _________   _________       ___________



                            [Continued]

                     CROWN ENERGY CORPORATION

         CONSOLIDATED STATEMENTS OF CASH FLOWS [Continued]

                                               For the Year Ended

                                                  December 31,
                                     ______________________________________
                                             1995       1994         1993
                                           ________   ________   ___________
Cash Flows From Financing Activities:
  Increase in notes payable                 20,000        -        158,448
  Payments on notes payable                (41,231)   (32,330)    (137,063)
  Increase in convertible debentures          -        65,000         -
  Proceeds from issuance of common stock   140,000    200,000       25,000
                                           _______    ________    ___________
      Net Cash Provided (Used) by Financing
        Activities                         118,769    232,670       46,385
                                           _______    ________      ________
Net Increase (Decrease) in Cash and Cash
  Equivalents                               66,655    (70,703)      43,477

Cash at Beginning of Year                   30,592    101,295       57,818
                                           ________   ________    ___________
Cash at End of Year                       $ 97,247   $ 30,592     $101,295
                                          ________    ________    ___________

Supplemental Disclosures of Cash Flow Information:
  Cash paid during the period for            1995       1994      1993
                                          _________    _________ ___________
     Interest                                7,744      7,616     15,259
                                          _________    _________  ___________
     Income taxes                         $   -          -           -
                                          _________    _________  ___________

  Supplemental Schedule of Non-cash Investing and Financing Activities:
  For the Year Ended December 31, 1995:
  The Company issued 3,250 shares of common stock to extend the maturity date of the convertible debentures to January 1, 1997.

   The Company issued 179,987 shares of common stock in payment of $99,320 in consulting and legal fees.

   The Company issued 381,722 shares of common stock in payment of $113,047 in deferred salaries.

   The Company issued 12,036 shares of common stock in payment of principal of $4,460 and $783 of interest due on a note payable.

   The Company converted deferred salaries of $38,271 into a note payable.

  The Company converted accrued interest payable of $14,211 into notes payable.




                        [Continued]

                 CROWN ENERGY CORPORATION

     CONSOLIDATED STATEMENTS OF CASH FLOWS [Continued]

  Supplemental Schedule of Non-cash Investing and Financing Activities:
  For the Year Ended December 31, 1994:
  The Company issued 107,739 shares of common stock in payment of $52,375 in deferred salaries.

   The Company issued 35,645 shares of common stock in payment of a $17,342 note payable with its accrued interest of $1,045 and for services rendered valued at $3,000.

   The Company issued 16,250 shares of common stock in connection with the convertible debentures.

   For the Year Ended December 31, 1993:
  The Company sold certain assets of its discontinued operations with a net book value of $83,512 for cash of $55,700 and notes receivable in the amount of $17,936.

   The Company wrote off investments in certain oil and gas partnership's in the amount of $17,980.

   The Company made a downward adjustment to the carrying value of certain oil and gas leases in its full cost pool which were acquired in 1991 in the amount of $295,544. The amount of the liabilities assumed were also adjusted down by $295,544 to reflect the actual amount the company is liable for.

   The Company issued 34,114 shares of common stock for services valued at $23,782.

   The accompanying notes are an integral part of these financial statements


                     CROWN ENERGY CORPORATION

        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization - Crown Energy Corporation ["PARENT"], is a Utah Corporation engaged in the acquisition and development of oil and gas leases. Gavilan Petroleum, Inc. ["Gavilan"], was incorporated under the laws of the State of Utah and is engaged in the production and selling of oil and gas from leases it operates in the State of Utah.

  Applied Enviro Systems, Inc. ["AES"], was incorporated under the laws of the State of Oregon and was formerly engaged in a wide array of environmental and technical related services for underground tanks, from initial testing to comprehensive site assessments, release remediation and complete underground storage tank management. During 1993, AES discontinued its environmental services and tank testing operations [See Note 12]. AES currently has no planned principal operations.

  During January, 1991 PARENT acquired Gavilan in a transaction accounted for as a recapitalization of Gavilan in a manner similar to a reverse purchase. Gavilan previously owned an 85% interest in AES. During 1991, PARENT issued common stock to acquire the remaining 15% interest in AES.

  BuenaVentura Resources Corporation ["BVRC"] was incorporated under the laws of the State of Utah on October 24, 1985 and is engaged in the production of oil and other by-products from oil sand properties. On September 30, 1992 PARENT acquired BVRC in a transaction accounted for as a purchase.

  Principles of Consolidation - The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

  Property and Equipment - Property and equipment are recorded at cost which is depreciated over the estimated useful lives of the related assets. Depreciation is computed using the straight-line method for financial reporting purposes, with accelerated methods used for income tax purposes. The estimated useful lives of property and equipment for purposes of financial reporting range from three to seven years.

  Oil and Gas Properties - Oil and gas properties are accounted for on the full cost method, whereby all costs associated with acquisition, exploration and development of oil and gas properties are capitalized on a country-by-country, cost center basis. All oil and gas revenues are derived from reserves located in the state of Utah.
  Amortization of such costs is determined by the ratio of current period production to estimated proved reserves.
  Estimated proved reserves are based upon reports of petroleum engineers.

  The net carrying value of oil and gas properties is limited to the lower of amortized costs or the cost center ceiling defined as the sum of the present value [10% discount rate] of estimated, unescalated future net cash flows from proved reserves, plus the lower of cost or estimated fair value of unproved properties, giving effect to income taxes.

                 CROWN ENERGY CORPORATION

        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES [Continued]

  Oil Sand Properties - The Company's investment in oil sand properties including acquisition and development costs are being capitalized and will be amortized on the unit-of-production method upon commencement of full scale production.

  Intangible Assets - In connection with the acquisition of BVRC the Company recorded intangible assets in the amount of $250,000. These are included in other assets and are being amortized over seventeen years on a straight-line method. During 1995, 1994 and 1993, amortization of $14,706 was recorded to expense.

  Revenue Recognition - The Company's revenue comes primarily from the sale of oil and gas. Revenue from oil and gas sales is recognized when the product is transferred to the purchaser.

  Income Taxes - The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." This statement requires an asset and liability approach for accounting for income taxes. This method has been adopted by the Company beginning with the year ended December 31, 1993.

  Income (Loss) Per Share - The computation of income (loss) per share of common stock is based on the weighted average number of shares outstanding during the periods presented. Common stock equivalents were not included in the earnings per share computation as their effect was anti-dilutive.

  Reclassification - The financial statements presented for prior years have been reclassified to conform to the titles and headings used in the presentation of the December 31, 1995 financial statements.

  Cash Flow Statement - For purposes of the statements of cash flows, the Company considers all highly liquid debt investments purchased with a maturity of three months or less to be cash equivalents.

  Restatement - On December 7, 1994, the Company approved, effective on January 3, 1995, a 1 for 4 reverse split of common stock. The financial statements and accompanying footnotes have been restated to reflect this change for all periods presented.

  NOTE 2 - PROPERTY AND EQUIPMENT

  The following is a summary of property and equipment - at cost, less accumulated depreciation as of December 31:

                                                     1995        1994
                                                 ___________     __________
   Furniture and office equipment                  66,546      $   66,546
     Less:  accumulated depreciation              (60,764)        (55,959)
                                                 ___________    __________
  Total                                   $         5,782      $   10,587
                                                 ___________   __________

  Depreciation expense charged to operations was $4,805, $5,911 and $6,338, in 1995, 1994 and 1993, respectively.





CROWN ENERGY CORPORATION

        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  NOTE 3 - OIL AND GAS PROPERTIES

  Upon placing oil and gas properties and productive equipment in use, the unit-of-production method, based upon estimates of proven developed and undeveloped reserves, is used in the computation of depletion. Depletion expense for the years ended December 31, 1995, 1994 and 1993 amounted to $61,638, $91,294 and $90,629, respectively. Because the Company has elected to value its properties under the "full cost" method of accounting for oil and gas properties, it has a maximum allowance value which is related to the underlying oil and gas reserves. Where the capitalized value of its properties exceeds the fair market value of the oil and gas reserves, the Company is required to adjust the value of properties to the cost center ceiling [See Note 1] by increasing the valuation allowance. The Company did not record a valuation adjustment for the years ended December 31, 1995, 1994, or 1993.

  During 1995, the Company sold certain oil and gas interests for total proceeds of $150,000. The interests which were sold were not a significant portion of the overall full cost pool and consequently the proceeds were recorded as a reduction to the full cost pool.

  During 1994, the Company sold certain oil and gas equipment for $3,747. The equipment sold was not a significant portion of the full cost pool and consequently the proceeds were recorded as a reduction to the full cost pool.

  During 1993, the Company recorded a downward adjustment of $295,544 to the carrying value of certain oil and gas leases which the Company had commenced to acquire through foreclosure during 1991 by assuming the underlying liabilities. The amount of the liabilities assumed was also adjusted down by $295,544 to reflect management's current estimate of the actual amounts the Company will pay.

  During 1993, the Company sold certain oil and gas interests for total proceeds of $44,180. The interests which were sold were not a significant portion of the overall full cost pool and consequently the proceeds were recorded as a reduction to the full cost pool. The Company also incurred costs of plugging and abandoning in the amount of $53,855, during 1993, which was recorded as an addition to the full cost pool.

  NOTE 4 - OIL SAND PROPERTIES

  The Company's investment in oil sand properties at December 31, 1995 included approximately $2,400,000 in acquisition costs from the business acquisition of BVRC during 1992. The Company has also capitalized approximately $300,000 in additional acquisition and development costs related to the properties through December 31, 1995. The capitalized costs will be amortized using a unit of production method. The Company's ability to realize its investment in oil sand properties is dependent upon the Company obtaining the necessary financing and permits to get a full scale production facility into operation. The Company is in the process of obtaining permits, which if completed would enable the Company to continue its plans to set up a full scale production facility.

                 CROWN ENERGY CORPORATION

        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  NOTE 5 - LONG TERM DEBT

  The following is a summary of long-term debt as of December 31:

                                                  1995           1994

Note payable to an
  officer, director and
  shareholder in the
  original amount of $38,271,
at 9%
  per annum, due July 1, 1997 [See Below].   $  38,271     $        --

Notes payable to an
  officer, director
  and share holder, interest
  at 9%, due July 1, 1997.                      53,240          43,448


Payable to various parties in
  connection with foreclosed Oil &
  Gas properties.  Amount payable
  includes production taxes and
  royalties payable which are being
  negotiated on a long-term pay-
  back in the foreclosure [See
    Below].                                     65,139          65,139


Loan payable to an individual in
  the amount of $100,000, interest at 10%.
  Monthly payments of $2,622 with
  payments due through June, 1997.
  Secured by trust deeds granting
  lender liens on certain of the
  Company's oil and gas properties
  located in the State of Utah.
  [See Below]                                  43,653          69,336

Note payable to individual in the
  original amount of $14,000,
  interest at 10%, due on demand.              14,000          14,000


Note payable to an officer, director
  and shareholder in the original
  amount of $15,000, interest at 9%,
  due July 1, 1997.                            19,411          15,000

Unsecured debentures to individuals,
  Interest at 6%, due January 1,
    1997. [See Below]                          65,000          65,000

                                            __________       _________
                                              298,714         271,923
  Less:  Current Portion                      (67,372)        (64,683)
                                            __________       __________
                                              231,342       $ 207,240
                                            __________        _________


  Following are maturities of long-term debt for each of the next five years:

                                              Amount
                                              ____________
        1996                                  $    67,372
        1997                                      231,342
        Thereafter                                     -
                                              ____________
                                              $   298,714
                                                ____________

CROWN ENERGY CORPORATION

       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  NOTE 5 - LONG TERM DEBT [Continued]

  At December 31, 1995 the Company had a $75,000 letter of credit which is being held as an operating bond for the conducting of oil and gas operations on certain Indian reservations. No amounts have been borrowed against the letter of credit.

  During February, 1995, the Company borrowed $20,000 on an 18% Note payable to an individual who is an officer, director and shareholder of the Company with three monthly payments of $3,000 beginning February 28, 1995 with the remaining principal and interest due May 31, 1995. The Note was paid in full during 1995.

  During November 1995, the Company converted deferred salaries of $34,750 and their related accrued interest of $3,521 payable to an officer, director and shareholder of the Company into a Note
  Payable.

  On December 31, 1995 the Company converted accrued interest of $9,792 and $4,411 on notes payable to officers and directors to principal bringing the balance outstanding on the notes to $53,240 and $19,411, respectively.

  During June, 1994, the Company raised $65,000 through the sale of partial units of an Unsecured Debenture in a private placement. The Company had offered up to twelve $50,000 units in the offering which expired September 30, 1994. Each unit consisted of a promissory note for $50,000 due on or before January 1, 1996, plus 12,500 shares of the Company's Common Stock. The promissory notes accrue interest at 6% per year payable at maturity. During 1995 the Company, at its option, extended the due dates of the notes to January 1, 1997 by issuing 3,250 shares of common stock to their holders.

  In August, 1991, the Company perfected its interest under certain operating liens to commence foreclosure on two properties and recorded the underlying liabilities of $388,116 as the acquisition cost of the properties. The entire amount of these liabilities is non-recourse and is to be repaid out of net proceeds from the wells which is estimated to be $5,000 per month. Management is currently negotiating with the respective parties for a long-term, non-recourse payment plan wherein the parties would be paid from a percentage of the net production proceeds. During 1993 the amount of liability was reduced by $295,544 to reflect management's current estimate of the actual amounts to be assumed by the Company.

  In connection with the acquisition of Gavilan, the Company entered into a loan in the amount of $185,000 from a corporation related to a former officer and director of the Company. The loan provided for interest at 12% per annum and was amortized over 24 months, through February 1, 1993. The loan was secured by trust deeds granting lender liens on all the Company's oil and gas property interests located in Utah. The loan was also personally guaranteed by the Company's president. During 1992 an additional $50,000 was borrowed and the maturity date extended to February, 1994. The loan was paid in full during February, 1994.

  During January, 1993, the Company borrowed $100,000 on a 10% Note payable to an individual with monthly payments beginning July 1, 1993 and amortized over four years. The Note is secured by oil sand properties and includes the option to purchase 125,000 shares of restricted common stock for $1.00 per share. [See Note 6]

                CROWN ENERGY CORPORATION

       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - COMMON STOCK TRANSACTIONS

  Reverse Stock Split - On December 7, 1994, the Board of
  Directors authorized a 1 for 4 reverse split of common stock, thereby decreasing the number of shares outstanding to 8,991,217. All references in these financial statements and accompanying footnotes to the number of common shares and per-share amounts have been restated to reflect the stock split for all periods presented. The Company recorded a 54 fractional share adjustment in connection with the reverse split of common shares.

  Common Stock Issuances - During 1995, the Company sold
  292,857 shares of restricted common stock to an individual for $140,000 at prices of $.35 and $.60 per share. The Company issued 179,987 shares of restricted common stock at prices ranging from ($.76 to $.33 per share) for legal and consulting services valued at $99,320. Also during 1995, the Company issued 12,036 shares of common stock in lieu of payments on a note payable of $5,243.

  During 1995 and 1994, the Company issued 3,250 and 16,250 shares, respectively, of restricted common stock to the purchasers of the Company's unsecured debenture. [See
  Note 5]

  During 1995 and 1994, the Company issued 381,722 and
  107,739 shares of restricted common stock to officers and employees of the Company in payment of $103,500 and $52,375 of deferred salaries and related accrued interest of $9,547 and $0, respectively.

  During January, 1994, the Company sold 200,000 shares of restricted common stock to a corporation for $100,000
  ($.50 per share).

  During 1994, the Company sold 196,851 shares of restricted common stock and granted 125,000 stock options
  [See Below] to an investment group for $100,000 ($.51 per share sold).

  During 1994, the Company issued 35,645 shares of restricted common stock to individuals for payment of a $17,342 note payable with its accrued interest of $1,045 and $3,000 in consulting services ($.60 per share).

  During January, 1993, the Company sold 44,643 shares of restricted common stock to an individual for $25,000
  ($.56 per share).

  During 1993, the Company issued 34,114 shares of common stock for non-cash consideration to three individuals.
  Consulting services expense of $19,750 was recorded for 27,813 shares and deferred wages payable was reduced by $4,033 for 6,302 of the shares.

  On September 30, 1992 the Company acquired BVRC, by issuing 4,221,751 shares of restricted common stock to the former shareholders of BVRC. The acquisition was valued at 2,659,703 or $.63 per share of common stock.
  Additional restricted shares of the Parent (up to 4,221,751 additional shares) will be issued to the former shareholders if certain levels of average earnings are reached during 1995 and 1996 according to an agreed upon schedule. BVRC has not yet commenced planned operations but is the owner of oil sand properties and related oil reserves.
                CROWN ENERGY CORPORATION

       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  NOTE 6 - COMMON STOCK TRANSACTIONS [Continued]

  Stock Options - As of December 31, 1995 the Company has the following options outstanding to purchase common stock:

                           Number
     Number     Exercise   of Shares
     of Shares  Price      Exercised     Vesting Date     Expiration Date
(A)  250,000      $          .60          July 5, 1993    May 30, 2000
(A)  250,000      $          .60          July 5, 1994    May 30, 2000
(A)  250,000      $          .60          July 5, 1995    May 30, 2000
(A)  300,000      $          .5625        May 31, 1995    May 31, 2000
(B)  125,000      $         1.00          January 1, 1994 December 31, 1996
(C)  125,000      $         1.96          April 7, 1994   December 31, 1997
(D)  123,750      $          .75          See Below     See Below
   ___________
   1,423,750
   ___________

      (A)      Options issued to three of the Company's officers.
      (B) Options issued to an individual as part of the negotiations to obtain a loan in the amount of $100,000 [See Note 5].
      (C) Options issued to an investment group in connection with the sale of the Company's Common
               Stock.
      (D) 15,000 warrants, issued monthly in connection with an agreement with an organization [See Note 14], to purchase one share of the Company's common stock per warrant. The warrants vest on issuance and are exercisable for seven years after their issuance.

  Preferred Stock - The Company is authorized to issue
  1,000,000 preferred shares, par value $.005 per share.
  The preferred shares may be issued by the Board from time to time in one or more issues and with such serial designations as may be stated or expressed in its resolution providing for the issuance of such shares.
  There are no series of preferred stock designated at December 31, 1995 and 1994 and no shares of preferred stock issued and outstanding.

  NOTE 7 - LEASES

  Operating Leases - The Company leases its current office on an operating lease which expires in September, 1996.

  The future minimum lease payments for non-cancelable operating leases as of December 31, 1995 are as follows:


      Year ending December 31               Amount
             ______________________     ___________
             1996                          22,454
             1997                            -
             Thereafter                      -
                                         __________
             TOTAL                       $ 22,454
                                         __________


  Lease expense charged to operations was $28,699, $25,909 and $17,493 for the years ended December 31, 1995, 1994 and 1993.

                CROWN ENERGY CORPORATION

       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - INCOME TAXES

  The Company adopted Statement of Financial Accounting Standards No. 109 Accounting for Income Taxes [FASB 109] during Fiscal 1993. FASB 109 requires the Company to provide a net deferred tax asset or liability equal to the expected future tax benefit or expense of temporary reporting differences between book and tax accounting and any available operating loss or tax credit carryforwards. At December 31, 1995 and 1994, the total of all deferred tax assets were $735,679 and $621,859 and the total of the deferred tax liabilities were $1,298,779 and $1,415,985. The amount of and ultimate realization of the benefits from the deferred tax assets for income tax purposes is dependent, in part, upon the tax laws in effect, the Company's future earnings, and other future events. The Company has not established a valuation allowance. Therefore there was no change in the valuation allowance during the years ended December 31, 1995 and 1994.

  The Company has available at December 31, 1995, unused tax operating loss carryforwards of approximately $2,000,000, which may be applied against future taxable income and expire in varying amounts beginning in 1996 through 2010.

  The components of income tax expense from continuing operations for the years ended December 31, 1995, 1994 and 1993 consist of the following:
                                                  For the Year Ended
                                                     December 31,

                                         ______________________________________
                                             1995      1994     1993
                                         __________  ________   __________
urrent income tax expense:
  Federal                               $     -     $  -        $   -
  State                                       -        -            -
                                          _________   _______   __________
    Net current tax expense (benefit)   $     -     $  -        $   -
                                          _________   ________   _________
Deferred tax expense (benefit arising from:

  Excess of book over tax basis
    depletion in oil & gas properties   $ (61,983)  $  (27,039)  $   (9,582)
  Excess of book over tax basis
    depletion in oil sand properties      (54,799)      (5,441)      (5,441)
  Excess tax over book basis depreciation    (423)         937          278
  Net operating loss carryforwards       (113,820)    (106,032)      (76,925)
                                         _________   __________   ___________

  The net deferred tax (benefit) allocated to discontinued operations for the year ended December 31, 1993 was $17,197.

  Deferred income tax expense results primarily from the reversal of temporary timing differences between tax and financial statement income.

                     CROWN ENERGY CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  NOTE 8 - INCOME TAXES [Continued]

  A reconciliation between income tax expense at the federal statutory rate and to income tax expense at the Company's effective rate is as follows:

                                                        December 31,

                                        ____________________________________

                                              1995        1994          1993

                                          __________  __________   ___________
   Computed tax at the expected federal
     statutory rate, 34%                 $ (157,976)  $(124,981)   $ (90,903)
   Excess of book over tax basis
     depletion in oil & gas properties     (15,859)        (308)       2,555
   Excess of book over tax basis
     depletion in oil sand properties      (14,021)         (62)       1,452
   Excess tax over book basis depreciation    (108)          11          (74)
   State income taxes, net of federal income
                       tax benefits        (13,939      (11,028)      (8,021)
   Net operating loss carryforward         (29,122)      (1,207)      20,518
                                          _________  ___________   __________
   Effective income tax rates           $ (231,025)   $(137,575)   $ (74,473)
                                         __________  ___________   __________

  The temporary differences gave rise to the following deferred tax asset
  (liability) at December 31, 1995 and 1994:

                                                Year Ended December 31,
                                              _________________________
                                              1995              1994
                                              ____________    ____________
  NOL carryforwards                          $  735,679       $  621,859
   Excess of tax over book accounting
     depreciation                                 (256)             (679)
   Excess of book over tax basis
     in oil and gas properties                (374,156)         (436,139)
   Excess of book over tax basis
     in oil sand properties                 $ (924,367)       $ (979,166)

  The deferred taxes are reflected in the consolidated balance sheet as follows:


                                                Year Ended December 31,
                                               __________________________
                                                    1995      1994
                                             ___________      ____________
  Short term asset (liability)               $ (36,571)
   Long term asset (liability)              $ (563,100) $        (757,554)



                     CROWN ENERGY CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - RELATED PARTY TRANSACTIONS

  A current shareholder and officer of the Company has made loans to the Company or its subsidiaries. At December 31, 1995 and 1994, $53,240 and $43,448 was owing to the officer/shareholder on a 9% note with a maturity date of July 1, 1997. This amount was loaned to the Company during 1993. During February, 1995, the shareholder and officer loaned the Company an additional $20,000. The amount was paid in full during August 1995.

  During 1995, the Company issued 381,722 shares of restricted common stock to officers of the Company for deferred salaries of $103,000 and their related accrued interest of $9,547. Also during 1995, the Company converted deferred salaries of $34,750 and their related accrued interest of $3,521 to a $38,271 note payable bearing interest at 9% per annum.

  During May, 1995, the Company issued 300,000 options to purchase common stock at $.5625 per share to directors and officers of the Company.

  Accounts payable at December 31, 1995 and 1994 include $2,385 and $6,729 owing to certain officers of the Company for expense reimbursements.

  Accounts payable at December 31, 1995 and 1994 include $18,872 and $59,220 in legal fees owing to a law firm in which a shareholder and officer of the Company is a partner. During 1995, the Company paid $33,092 to the law firm through the issuance of 47,273 shares of common stock.

  An officer/shareholder advanced $19,411 to the Company during 1993. The underlying note payable provides for interest at 9% per annum and is due in July 1, 1997.

  During 1993, the Company issued options to purchase common stock to three of its officers [See Note 6].

  NOTE 10 - LITIGATION

  The Company is involved in an administrative action against the United States Department of Interior, Bureau of Indian Affairs wherein the Bureau of Indian Affairs is attempting to cancel certain oil and gas leases in the Roosevelt Unit in Utah. The Company is functioning as the Unit Operator of the Leases and could loose all of its interest under the leases if they are cancelled. At this stage of the proceedings, outside counsel cannot offer an opinion as to the probable outcome. However, the Company believes the action is without merit and intends to vigorously defend its position.

  The Company is also involved in various litigation as part of its normal business operations. In management's opinion, the ultimate resolution of these cases will not have a material adverse effect on the Company's financial position.

                 CROWN ENERGY CORPORATION

        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  NOTE 11 - SIGNIFICANT CUSTOMERS

  The Company sells substantially all of its oil production to one purchaser because it is able to negotiate more favorable terms with the purchaser. If the purchaser stopped buying products from the Company, the Company would be forced to contract with other purchasers available in the areas where the oil is produced. The effect of a purchaser pulling out would at least put a temporary downward pressure on prices in the area but it is not currently possible for the Company to
  estimate how the Company would be affected.   Management believes that
  it's oil is a commodity that is readily marketable and that the marketing methods it follows is typical of similar companies in the industry.

NOTE 12 - DISCONTINUED OPERATIONS

  On April 15, 1993, AES determined to discontinue its tank testing and environmental services divisions. The tank testing division's customer list was sold on May 20, 1993 for $50,000 and an earn-out equal to 20% of the gross revenues received from AES's customers for three years commencing May 20, 1993. For the year ended December 31, 1995 and 1994 the Company received $9,824 and $8,051 in earn-outs, and has included them in other income. This was the only asset transferred in the sale.

  During 1993, the Company sold two vehicles related to the discontinued operation for cash proceeds of $3,200.

  The Company sold the remainder of its tank testing equipment in two separate transactions during July and October, 1993. The total proceeds to the Company was $20,436. In connection with the equipment sales the Company received cash of $2,500 and accepted two promissory notes. The first note is in the amount of $6,000 and provides for interest at 8% per annum. Six equal monthly payments of $1,023 are to be received by the Company beginning November 1993. The second note, in the amount of $11,936 provided for interest at 8% per annum. This note was paid in full prior to December 31, 1993.

  The total revenue received by the tank testing and environmental services divisions was $171,486 for the years ended December 31, 1993.

  NOTE 13 - RESTATEMENT OF 1993 FINANCIAL STATEMENTS

  The financial statements for the year ended December 31, 1993 have been restated to reflect the correction of an error with regards to the recording of a deferred tax asset for statutory depletion on oil sand properties. Accounting standards had previously allowed the recognition of a deferred tax asset for statutory depletion to the extent that it offset deferred tax liabilities. Upon adoption of FASB 109, the Company should not have recognized the deferred tax asset for statutory depletion.

  The financial statements for the year ended December 31, 1993 have been restated to record the cumulative effect of the change in accounting principle of $1,023,370, the net deferred tax liability of $931,700, and the deferred tax expense of $91,670. The net effect of these restatements was to increase the Company's net (loss) and accumulated (deficit) by $931,700 or $(.11) per share.

                 CROWN ENERGY CORPORATION

        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       NOTE 14 - AGREEMENTS

  During April, 1995 the Company entered into an agreement with an organization to perform professional, technical and project development services in connection with the planned oil sand processing facility and to identify potential investors for the project financing and to assist the Company in negotiating and closing project financing terms and agreements. The terms of the agreement provide for the Company to pay to the organization monthly amounts of $5,000 in cash or $7,500 in common stock of the Company and to issue monthly 15,000 warrants to purchase one share per warrant of the Company's common stock at $.75 per share. These warrants are exercisable for seven years after their issuance. If the financing of the planned oil sand facility is successfully funded, the Company will also pay a cumulative finders fee of 1% to 5% of the cash proceeds arranged by the organization and issue 24 common stock warrants for each $1,000 received, with a 100,000 warrant minimum. These warrants allow the organization to purchase one common share of the Company's stock at $1.00 per share and are exercisable for a period of seven years from the date of issuance. In connection with this agreement the Company issued 123,700 warrants to the consultant.

  The Company currently has a two year employment agreement with its president which expires on January 1, 1997. The agreement will renew for successive one year periods unless cancelled by either party. The agreement provides for an annual base salary of $78,000.

  In May 1995, the Company adopted the 1995 Officer/Employee/Consultant Benefit Plan. Pursuant to the Plan, which is administered by the Company's Board of Directors, up to 800,000 shares of Common Stock may be awarded to the Company's officers, consultants, and employees who are selected by the Board of Directors. The Plan also allows the Company to award cash incentives in the place of or in addition to the award of stock options thereunder. As of December 31, 1995, there were 99,987 shares of common stock issued under the plan to outside consultants. There were no options or incentive awards issued under the plan as of December 31, 1995.

NOTE 15 - GOING CONCERN

  The accompanying financial statements have been prepared in conformity with generally accepted accounting principles which contemplate continuation of the Company as a going concern. However, the Company has incurred significant losses during the past few years including $233,609 during 1995, and has current liabilities in excess of current assets of $349,992 at December 31, 1995. Further the Company is still in the process of developing its oil sand operation and thus has not reached a profitable stage in its operations. These items raise substantial doubt about the ability of the Company to continue as a going concern.

                 CROWN ENERGY CORPORATION

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  NOTE 15 - GOING CONCERN  [Continued]

  Management's plans in regards to these matters are as follows:

       The Company has significant oil sand reserves and management is continuing to develop and formulate plans for the extraction and sale of the reserves. Preliminary testing on a reduced scale has already been completed.

       Management is seeking to raise additional working capital either through loans or from additional equity capital from outside investors or through production joint ventures. There is no assurance that the Company will be successful in obtaining this additional capital. [See Note 16]

       The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to obtain additional financing or establish profitable operations.

NOTE 16 - SUBSEQUENT EVENTS

  Stock Offering - During February 1996, the Company successfully completed a private placement of 800,000 shares of restricted common stock for $400,000. In connection with the private placement the Company issued 80,000 shares of restricted common stock in commissions.


  Stock Issuances - During February 1996, the Company issued 51,547 shares of restricted common stock in payment of a $50,000 finders fee included in accounts payable, 10,000 shares of restricted common stock in connection with the renegotiation of oil sand leases, 50,000 shares of common stock in payment of accrued liabilities, and 80,000 shares of common stock in payment of consulting and engineering work performed.

  S-1 Registration Statement - Management is proposing to file a form S-1 registration statement to register under the Securities Act for the future sale, from time to time, the sale of 2,890,600 shares of the Company's common stock, of which 1,236,850 are presently issued and outstanding and 1,653,750 are reserved for issuance upon the exercise of Company's outstanding stock options held by officers, directors and employees of the Company and by other investors and consultants.

  Employment Agreement - The Company entered into an employment agreement, effective January 26, 1996 with the new Chief Executive
  Officer and Chairman of the Board of Directors of the Company.   The
  agreement covers the three year period ending February 26, 1999, with the option to extend the agreement through February 26, 2001. The agreement includes a base salary of 5% of the Company's net profits from operations before depletion, depreciation, tax credits, and amortization, but after interest expense on debt; not to exceed $1,000,000 per year. The agreement also calls for the Company to grant 300,000 stock options to purchase the Company's restricted Common Stock at $.66 per share and an additional 75,000 options for each year of Executive Employment which is completed after funding is achieved. Additionally, other benefits are provided including participation in certain insurance, vacation and expense reimbursements. As of December 31, 1995, the Company had accrued a $50,000 finders fee in connection with the new employment agreement. The fee was paid in February 1996, through the issuance of 51,547 shares of restricted common stock.

                     CROWN ENERGY CORPORATION

                     SUPPLEMENTAL INFORMATION

                            [Unaudited]


OIL AND GAS PRODUCING ACTIVITIES

Oil and Gas Reserves - Users of this information should be aware that the process of estimating oil and gas reserves is very complex, requiring significant subjective decisions in the evaluation of available geological, engineering, and economic data for each reservoir. The data for a given reservoir may change substantially over time as a result of, among other things, additional development activity, production history and viability of production under varying economic conditions; consequently, material revisions to existing reserve estimates may occur in the future. Although every reasonable effort is made to ensure that the reserve estimates reported represent the most accurate assessment possible, the significance of the subjective decisions required, and variances in available data for various reservoirs make these estimates generally less precise than other estimates presented in connection with financial statement disclosure.

Proved reserves are estimated quantities of natural gas, crude oil and condensate, and natural gas liquids which geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under existing economic and operating conditions.

Proved developed reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

The oil and gas reserve information presented in the following tables as of December 31, 1995, 1994 and 1993 is based upon reports of petroleum engineers and management's estimate. All reserves presented are proved reserves, all of which are located within the United States, and are defined as estimated quantities which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Such reserves are estimates only and should not be construed as exact amounts. The Company does not have proved reserves applicable to long term supply agreements with foreign governments.


                            CROWN ENERGY CORPORATION

                        SUPPLEMENTAL INFORMATION

                              [Unaudited]

              OIL AND GAS PRODUCING ACTIVITIES [Continued]

                     Changes in Net Proved Reserves

                         [Volumes in Thousands]



                                 1995       1994       1993
                           _________________________________________________
                               Oil      Gas       Oil      Gas    Oil        Gas
                            (MBbls)     (MMcf)   (MBbls)   MMcf)   (MBbls) (MMcf)
                                _____       _______      _______             _______             _______             _______
Estimated quantity at beginning
  of period                            871            -        1,016              -            860            223
Revisions of previous estimates          3            -        (128)              -            208              -
Discoveries and extensions               -            -            -              -              -              -
Purchase of reserves in place            -            -            -              -              -              -
Production                            (10)            -         (17)              -           (20)            (2)
Sale/disposal of reserves in place          (90)            -             -                      -           (32)          (221)
                                    ______       ______       ______         ______         ______         ______


Estimated quantity at end of
  period                               774            -          871              -          1,016              -
                                    ______       ______       ______         ______         ______         ______


Proved developed reserves:
  Beginning of period                  151            -          167              -            155            143
  End of period                         51            -          151              -            167              -
                                    ______       ______       ______         ______         ______         ______


Company's proportional interest
  in reserves of investees accounted
  for by the equity method - end
  of year                                -            -            -              -              -              -
                                    ______       ______       ______         ______         ______         ______


                     CROWN ENERGY CORPORATION

                     SUPPLEMENTAL INFORMATION

                            [Unaudited]

           OIL AND GAS PRODUCING ACTIVITIES [Continued]

        Costs Incurred in Oil and Gas Property Acquisition,
              Exploration and Development Activities

                                               December 31,
                                         ______________________________
                                                1995           1994              1993
                                              ________         ________           ________
                                         [In Thousand of Dollars]
Acquisition of properties:
  Undeveloped leases                         $       -        $       -           $      -
  Proved producing leases                            -                -                  -
Exploration costs                                    -                -                  -
Development costs                                    -                -                  -
                                               _______          _______            _______
Total Additions to Oil and Gas
  Properties                                 $       -        $       -           $      -
                                               _______          _______            _______
Company's share of equity method
  investees' costs of property
  acquisition, exploration and
  development costs                          $      -         $       -            $     -
                                               _______          _______            _______

   Capitalized Costs Relating to Oil and Gas Producing Activities

Capitalized costs as of the end of the
  period: [In thousands of dollars]
  Proved properties                             $2,196           $2,346   $2,350
  Unproved properties                                -                -    -
                                               _______          _______  _______
  Total Capitalized Costs                        2,196            2,346    2,350
Less:  accumulated depreciation and
  depletion                                      1,051              989      898
                                               _______          _______  _______

  Net Capitalized Costs                         $1,145           $1,357  $1,452
                                               _______          _______  _______

Company's share of equity method
  investees' net capitalized costs           $       -        $       -  $    -
                                               _______          _______  _______


                  CROWN ENERGY CORPORATION

                     SUPPLEMENTAL INFORMATION

                            [Unaudited]

           OIL AND GAS PRODUCING ACTIVITIES [Continued]

           Results of Operations for Producing Activities

                                               December 31,
                                         ______________________________
                                                 1995           1994      1993
                                              ________         ________    ________
                                         [In Thousand of Dollars]

Oil and gas sales                                $197              $287          $397
Production costs                                  128               188           213
Exploration costs                                   -                 -             -
Depreciation and depletion                         62                91            91
                                               _______          _______            _______
Income (loss) from operations                       7                 8            93
Income tax benefit (expense)                      (3)               (3)          (32)
                                               _______          _______            _______
  Results of Operations from Producing
    Activities [Excluding Corporate Overhead
    and Interest Costs]                             4                 5            61
                                               _______          _______            _______
Company's share of equity method investees'
  results of operations for producing activities            -             -     -
                                               _______          _______            _______


        Standard Measure of Discounted Future Net Cash Flows
              Relating to Proved Oil and Gas Reserves

  The information that follows has been developed pursuant to procedures prescribed by SFAS No. 69, and utilizes reserve and production data estimated by management and independent petroleum engineers. The information may be useful for certain comparison purposes, but should not be solely relied upon in evaluating the Company or its performance. Moreover, the projections should not be construed as realistic estimates of future cash flows, nor should the standardized measure be viewed as representing current value.

  The future cash flows are based on sales, prices, costs, and statutory income tax rates in existence at the dates of the projections. Material revisions to reserve estimates may occur in the future, development and production of the oil and gas reserves may not occur in the periods assumed, and actual prices realized and actual costs incurred are expected to vary significantly from those used. Management does not rely upon the information that follows in making investment and operating decisions; rather, those decisions are based upon a wide range of factors, including estimates of probable reserves as well as proved reserves, and different price and cost assumptions than those reflected herein.


                    CROWN ENERGY CORPORATION

                     SUPPLEMENTAL INFORMATION

                            [Unaudited]

           OIL AND GAS PRODUCING ACTIVITIES [Continued]

       Standard Measure of Discounted Future Net Cash Flows
              Relating to Proved Oil and Gas Reserves

  The following tables set forth the standardized measure of discounted future net cash flows from projected production of the Company's proved oil and gas reserves:


                                             December 31,
                                       ______________________________
                                               1995           1994             1993
                                            ________         ________           ________
                                       [In Thousand of Dollars]

  Future reserves                            $13,925          $15,023            $14,981
  Future production and development
    costs                                     10,403           11,188             11,211
  Future income tax expenses                       -                -                  -
                                             _______          _______            _______

  Future net cash flows                        3,522            3,835              3,770
  Discount to present value at 10 percent      2,256            2,329              2,314
                                             _______          _______            _______

  Standardized measure of discounted
    future net cash flows                     $1,266           $1,506             $1,456
                                             _______          _______            _______

  Company's share of equity method
    investees' standardized measure of
    discounted future net cash flows       $       -        $       -  $       -
                                             _______          _______  _______

                    CROWN ENERGY CORPORATION

                     SUPPLEMENTAL INFORMATION

                            [Unaudited]

           OIL AND GAS PRODUCING ACTIVITIES [Continued]

       Standard Measure of Discounted Future Net Cash Flows
              Relating to Proved Oil and Gas Reserves

 The following table sets forth the changes in standardized measure of discounted future net cash flows:


                                             December 31,
                                       ______________________________
                                               1995           1994             1993
                                            ________         ________           ________
                                       [In Thousand of Dollars]

  Balance at beginning of period              $1,506           $1,456             $2,919
  Sales of oil and gas net of production
    costs                                       (69)             (99)              (184)
  Changes in prices and costs                    571              489            (1,561)
  Changes in quantity estimates and
    timing of production                       (509)            (340)                444
  Acquisition of reserves in place                 -                -                  -
  Current year discoveries, extensions
    and improved recoveries                        -                -                  -
  Estimated future development and
    production costs related to current
    year acquisitions, discoveries,
    extensions and improved recoveries             -                -                  -
  Net change in income taxes                       -                -                  -
  Sales of reserves in place                   (233)                -              (162)
  Accretion of discount                            -                -                  -
  Other - change in ten percent
    discount                                       -                -                  -
                                             _______          _______            _______
  Balance at End of Period                    $1,266           $1,506             $1,456
                                             _______          _______            _______


                     CROWN ENERGY CORPORATION

               CONDENSED CONSOLIDATED BALANCE SHEETS

                              ASSETS



                                                  March 31,    December 31,
                                                    1996           1995
                                                        [unaudited]
CURRENT ASSETS:
 Cash                                              $268,746        $97,247
 Joint interest and trade accounts receivable        17,617         37,697
 Other current assets                                66,365           0

 Total Current Assets                               352,729        134,944

PROPERTY AND EQUIPMENT                                4,776          5,782
 (net of accumulated depreciation)

INVESTMENT IN OIL AND GAS PROPERTIES              1,132,032      1,145,214
 (full cost method, net of accumulated depletion)


INVESTMENT IN OIL SAND PROPERTIES                 2,782,557      2,733,080

OTHER ASSETS                                        327,230        325,230



TOTAL ASSETS                                     $4,599,324     $4,344,250

                     CROWN ENERGY CORPORATION
               CONDENSED CONSOLIDATED BALANCE SHEETS
                LIABILITIES AND STOCKHOLDERS' EQUITY



                                                  March 31,   December 31
                                                     1996        1995
                                                        [unaudited]

CURRENT LIABILITIES:
  Accounts payable                                 $57,635      $244,314
  Current portion of long-term debt                 53,847        67,372
  Other current liabilities                        166,709       173,250
  Total Current Liabilities                        278,191       484,936

LONG TERM DEBT                                     252,110       231,342

DEFERRED TAX LIABILITY                             521,170       563,100

Total Liabilities                                1,051,471     1,279,378

STOCKHOLDERS' EQUITY:
  Preferred stock, $.005 par value, 1,000,000
  shares authorized, no shares issued and
    outstanding                                           ------
  Common stock, $.02 par value, 50,000,000
  shares authorized, 10,932,616 and 9,861,069
  issued and outstanding at 1996 and 1995           218,651      197,220
  Capital in excess of par value                  5,244,137    4,701,193
  Retained earnings                              (1,914,935)  (1,833,541)

  Total Stockholders' Equity                      3,547,853    3,064,872


TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY       $4,599,324   $4,344,250




                         CROWN ENERGY CORPORATION
                            [Unaudited]
          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS


                                                For the Three Months Ended
                                                          March 31,

                                                      1996        1995

  REVENUE:
   Oil and gas production                           $44,552       $54,122

        Total Revenue                                44,552        54,122


  EXPENSES:
   Production costs and related taxes                29,871        34,835
   General and administrative expenses              121,175        73,101
   Depletion, depreciation and amortization          14,188        15,021

        Total Expenses                              165,234      122,957

  OPERATING INCOME (LOSS)                          (120,682)     (68,835)

  OTHER INCOME (EXPENSES):
   Interest and other income                          2,615          408
   Gain (loss) on sale of properties                   0              0
   Interest and other expense                        (5,256)      (4,545)

        Total Other Income (Expenses)                (2,641)      (4,137)

  INCOME (LOSS) BEFORE TAX PROVISION              ($123,323)    ($72,972)

  PROVISION FOR TAXES:
   Current tax expense (benefit)                        0             0
   Deferred tax expense (benefit)                   (41,930)     (24,810)


  NET INCOME (LOSS)                                ($81,393)    ($48,162)


  NET INCOME (LOSS) PER SHARE                        ($0.01)      ($0.00)




                         CROWN ENERGY CORPORATION
                 CONDENSED CONSOLIDATED STATEMENT
                      OF STOCKHOLDERS' EQUITY


                            [Unaudited]

             FOR THE THREE MONTHS ENDED MARCH 31, 1996




                                    Common Stock        Capital in
                                                        Excess of   Retained
                                    Shares     Amount   Par Value   (Deficit)    Total
BALANCE, December 31,
 1995                              9,861,069 $197,220  $4,701,193   ($1,833,541)$3,064,872

Net income (loss) for the three
 months ended March 31, 1996           ---       ---       ---      (81,393)       (81,393)

Shares issued for cash at $.50 per
 share in private placement net
 of placement costs                  800,000   16,000     329,000     ---          345,000

Shares issued for commissions         80,000    1,600      38,400     ---           40,000

Shares issued for services at $.79
 to $1.00 per share                  191,547    3,831     175,544     ---          179,375

BALANCE, March 31, 1996           10,932,616 $218,651  $5,244,137   ($1,914,934)$3,547,854





                        CROWN ENERGY CORPORATION

                            [Unaudited]

          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS



                                               For the Three Months Ended
                                                          March 31,

                                                      1996       1995
Cash Flows From (To) Operating Activities:
  Net income (loss)                                ($81,393)    ($48,162)

Adjustments to reconcile net loss to
  net cash used by operating activities:
  Amortization, depreciation and depletion           14,188       15,021
  Non-cash (income) expense                           4,018       15,154
  Change in assets and liabilities:
  Joint interest and accounts receivable             20,080      (96,022)
  Other assets                                      (68,365)        (455)
  Accounts payable                                  (17,306)      (2,688)
  Other current liabilities                          (3,316)     (19,130)
  Deferred tax liability                            (41,930)     (24,810)

  Total adjustments                                 (92,631)    (112,930)

  Net Cash Used by Operating Activities            (174,024)    (161,092)

  Cash Flows From (To) Investing Activities:
   Additions to oil sand properties                 (39,477)     (19,960)
   Net proceeds from sale of oil and gas properties     0        150,000

   Net Cash Provided (Used) in
    Investing Activities                            (39,477)     130,040

Cash Flows From (To) Financing Activities:
Principal payments on long-term debt                    0         (8,278)
Net proceeds from sale of common stock               385,000      90,000

Net Cash Provided by Financing Activities           $385,000     $81,722




                         CROWN ENERGY CORPORATION
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                             [Continued]



                                             For the Three Months Ended
                                                       March 31,

                                                    1996     1995


  Net Increase (Decrease) in Cash:                 $171,499    $50,670

  Cash at Beginning of Period                       $97,247    $30,592

  Cash at End of Period                            $268,746    $81,262



  Supplemental Disclosure of Cash Flow Information
   Cash paid during the period:
         Interest                                     ---       $2,208

         Income taxes                                 ---         ---



  Supplemental Schedule of Noncash Investing and Financing Activities:

    For the period ended March 31, 1996:

   The Company issued 181,547 shares of common stock in payment of $179,375 in consulting fees.

   The Company issued 10,000 shares of common stock to restructure an oil sand lease.

   The Company converted accrued interest of $4,018 into notes payable.

    For the period ended March 31, 1995:

   The Company converted accrued interest of $15,154 into notes payable.

                 CROWN ENERGY CORPORATION

  NOTES TO MARCH 31, 1996 UNAUDITED CONDENSED CONSOLIDATED

                   FINANCIAL STATEMENTS


   NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        The accompanying financial statements have been prepared by the Company without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and changes in stockholders' equity and cash flows at March 31, 1996 and for all periods presented have been made.

        Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these condensed financial statements be read in conjunction with the financial statements and notes thereto included in the Company's December 31, 1995 audited financial statements. The results of operations for the period ended March 31, 1996 are not necessarily indicative of the operating results for the full year.

        ORGANIZATION

        Crown Energy Corporation ["Crown"], a Utah corporation, was organized on March 17, 1981. Crown's primary activities have been the acquisition and development of oil and gas leases. Crown has completed a sale of its common stock to the public.

        BuenaVentura Resources Corporation ["BVRC"], a Utah corporation, was organized October 24, 1985. BVRC is active in the mining and development of oil sand deposits and owns the rights to a newly patented technology for the extraction of oil from oil sands. Crown acquired 100% of BVRC on September 30, 1992.

        Gavilan Petroleum, Inc. ["Gavilan"], a Utah corporation,
  was organized on September 9, 1985.           Gavilan is engaged
  in the production and selling of oil and gas from leases it operates
  in the          state of Utah.  Gavilan became a 100% subsidiary of
  Crown on January 24, 1991.

        PRINCIPLES OF CONSOLIDATION

        The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

        OIL AND GAS PROPERTIES

        Oil and gas properties are accounted for on the full cost method, whereby all costs associated with acquisition, exploration and development of oil and gas properties are capitalized on a country-by-country, cost center basis. All oil and gas revenues are derived from reserves located in the state of Utah. Amortization of such costs is determined by the ratio of current period production to estimated proved reserves. Estimated proved reserves are based upon reports of petroleum engineers.

                 CROWN ENERGY CORPORATION

  NOTES TO MARCH 31, 1996 UNAUDITED CONDENSED CONSOLIDATED

                   FINANCIAL STATEMENTS


        The net carrying value of oil and gas properties is limited to the lower of amortized costs or the cost center ceiling [defined as the sum of the present value [10% discount rate] of estimated, unescalated future net cash flows from proved reserves, plus the lower of cost or estimated fair value of unproved properties, giving effect to income taxes].

        OIL SAND PROPERTIES

        The Company's investment in oil sand properties, including acquisition and development costs, are being capitalized and will be amortized by the unit-of-production method once commercial production commences, projected to be late 1996 or early 1997.

        INCOME (LOSS) PER SHARE

        The computation of income (loss) per share of common
          stock is based on the weighted average          number
          of shares outstanding during the periods presented.

   NOTE 2 - SIGNIFICANT CUSTOMERS

        The Company sells substantially all of its oil production to one purchaser. If this purchaser stopped buying products from the Company, the Company would then contract with other purchasers available in the areas where the oil is produced. The effect of this purchaser pulling out of the area would at least put a temporary downward pressure on prices in the area, but it is not currently possible for the Company to estimate how the Company would be affected. Management believes that its oil is a commodity that is readily marketable and that the marketing methods it follows is typical of similar companies in the industry.

                          PART II
          INFORMATION NOT REQUIRED IN PROSPECTUS





                OTHER EXPENSES OF ISSUANCE
                     AND DISTRIBUTION



  Item 13.  Other Expenses of Issuance and Distribution

   The estimated expenses of the registration effected hereby, all of which are to be paid by the Registrant, are as follows:

  Registration Fees:
   Securities and Exchange Commission  . . . . . . $677.83
   Printing and Engraving Fees . . . . . . . . . . .500.00
   Legal Fees and Expenses . . . . . . . . . . . 25,000.00
   Accounting Fees and Expense . . . . . . . . . .2,000.00
   Transfer Agent Fees . . . . . . . . . . . . . . .500.00
   Miscellaneous . . . . . . . . . . . . . . . . . .500.00

             TOTAL                              $29,177.83


  Item 14.  Indemnification of Directors and Officers

   Utah Code Annotated Section 16-10a-902 provides generally that a corporation may indemnify any person who is a party to any proceeding by reason of the fact that he is a director, officer, employee, or agent of the corporation, provided he acted in good faith and in a manner he reasonably believed to be in the best interests of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. If the action or proceeding is by or in the right of the corporation, the defendant shall be indemnified only if successful or if the court determines that the person fairly and reasonably is entitled to indemnification. The statutory right to indemnification is not exclusive of other rights that an individual may be entitled to pursuant to corporate bylaws or other agreements.

   Section 16-10a-840 provides that "a director or officer is not liable for any action taken, or any failure to take any action as an officer or director as the case may be, unless: (a) the director or officer has breached or failed to perform the duties of the officer in compliance with this section; and (b) the breach or failure to perform constitutes gross negligence, willful misconduct or intentional infliction of harm on the corporation.

   The Company's bylaws state that no officer or director shall be personally liable for any obligations arising out of any acts or conduct performed for or on behalf of the corporation, provided, however, that no person shall be indemnified against or be reimbursed for any expense incurred in connection with any claim or liability arising out of his own negligence or willful misconduct. No insurance has been obtained by the Company for director and officer indemnification.

   The Company has entered into indemnification agreements with the officers and directors which provide for indemnification to the fullest extent permitted by law.


  Item 15.  Recent Sales of Unregistered Securities

   Crown acquired 100% of BVRC on September 30, 1992 by issuing 4,221,751 shares (adjusted for a 1:4 reverse stock split effective January 3, 1995) of restricted Common Stock. Additional Crown shares may be issued if BVRC attains certain earning levels. The exemption from registration under the Securities Act relied upon by the Company for such sale was that afforded by Section 4(2).

   In January 1993, the Company sold 44,643 shares of its restricted Common Stock to an individual in exchange for the payment of $25,000. No underwriter was used to effect the aforementioned placement of Common Stock. The exemption from registration under the Securities Act relied upon by the Company for such sale was that afforded by Section 4(2).

   In February and June 1993, the Company issued 34,114 shares of restricted Common Stock in consideration for consulting services rendered to the Company by three individuals and valued at $23,782. The exemption from registration under the Securities Act relied upon by the Company for such sale that was afforded by Section 4(2).

   In April 1994, the Company issued 35,645 shares of its restricted common stock to one individual in exchange for the satisfaction of a $17,342 note payable with accrued interest of $1,045 and the receipt of $3,000 in consulting services. The exemption from registration of the Securities Act relied upon by the Company for such sale was that afforded by Section 4(2).

   In May 1994, the Company sold 200,000 shares of its restricted Common Stock to a privately held corporation for $100,000. No underwriters were used in relation to such sale of stock. The exemption from registration under the Securities Act relied upon by the Company for such sale was that afforded by Section 4(2).

   In April 1994, the Company issued 196,851 shares of its restricted Common Stock and 125,000 stock options exercisable at $1.96 per share for a period expiring on December 31, 1997 to an investment group consisting of eight individuals for $100,000. No underwriters were utilized in the aforementioned sale of stock and options. The exemption from registration under the Securities Act relied upon by the Company was that afforded by Section 4(2).

   In September 1994, the Company sold an unsecured debenture plus 16,250 shares of its restricted Common Stock to five investors for $65,000. The underlying $65,000 note accrues interest at 6% per year and was extended until January 1, 1997, in exchange for the issuance of 3,250 shares of Common Stock. No underwriter was used to effect the foregoing placement of the debenture or stock. The exemption from registration under the Securities Act relied upon by the Company for the issuance of the debenture and shares was that afforded by
  Section 4(2).

   During 1994 and 1995, the Company issued 381,722 and 100,739 shares of its restricted common stock to the officers and employees of the Company in payment of $103,500 and $52,375, respectively, of deferred salaries and related accrued interest of $9,547. The exemption from registration under the Securities Act relied upon by the Company for such issuances was that afforded by Section 4(2).

   In February and November 1995, the Company sold 292,857 shares of its restricted common stock to an individual in exchange for $140,000. No underwriter was used to effect the aforementioned placement of the Company's stock. The exemption from registration under the Securities Act relied upon by the Company was that afforded by Section 4(2).

   In December 1995, the Company issued 47,273 shares of Common
  Stock to Pruitt, Gushee and Bachtell, the law firm of Mr. Thomas Bachtell, Esq., in exchange for the cancellation of accounts receivable in the amount of $33,092 held by such firm. The exemption from registration under the Securities Act relied upon by the Company for the issuance of such stock was that afforded by Section 4(2).

   In November and December 1995, the Company issued 132,714 shares to a consulting group in exchange for consulting services valued at $61,764. The exemption from registration under the Securities Act relied upon by the Company for the issuance of the foregoing shares was that afforded by Section 4(2).

   In December 1995, the Company issued 80,000 shares of its restricted and 10,714 shares of its unrestricted Common Stock to Andrew W. Buffmire, Esq. in consideration of the cancellation of an accounts receivable for legal services rendered in the amount of $35,304. The shares issued to Mr. Buffmire were issued under the exemption from registration under the Securities Act afforded by
  Section 4(2).

   On January 31, 1996, the Company concluded the Private
  Placement pursuant to which 800,000 shares of the Company's restricted Common Stock were sold at a price of $.50 per share to 21 accredited investors in exchange for the receipt by the Company of proceeds in the amount of $400,000. Certain investors received a 10% commission in consideration for their efforts with regards to the Private Placement. The Company relied upon the exemption from registration under the Securities Act afforded by Regulation D promulgated thereunder.

   In February 1996, the Company issued 80,000 shares of its restricted Common Stock to Dr. Park Guymon in payment for $80,000 of consulting services rendered with regard to the Asphalt Ridge project. The exemption from registration under the Securities Act relied upon by the Company for such issuances was that afforded by
  Section 4(2).

   In November 1995, the Company issued 21,000 shares of the Company's restricted Common Stock to each of Scott Gutting and Elliot Travis in connection with consulting services rendered to the Company and valued at $15,462 each. The exemption from registration under the Securities Act relied upon by the Company for such issuances was that afforded by Section 4(2).

   In February 1996, the Company issued 50,000 shares of the Company's restricted Common Stock to Daintree Trust in connection with consulting services rendered to the Company and valued at $39,375. The exemption from registration under the Securities Act relied upon by the Company for such issuances was that afforded by
  Section 4(2).

   In February 1996, the Company issued 51,547 shares of restricted Common Stock to Messrs. Joseph Blau, James Foster and Walter Dunn as a finder's fee (valued at $50,000) relating to Mr. James Middleton's employment contract. The exemption from registration under the Securities Act relied upon by the Company was that afforded by Section 4(2).

Item 16.     Exhibits and Financial Statement Schedules

  (a)   Exhibits:

  Number               Description                Page No.

  3.1                  Articles of Incorporation
  3.2                  Amended By-Laws
  4.1                  Stock Option Agreement - 1991
  4.2                  Stock Option Agreements(1),
  4.3                  1995 Officer/Employee/Consultant Benefit Plan(1)
  5.2                  Opinion of Suitter Axland & Hanson85
  10.2                 License Agreements with Park Guymon
                       Enterprises, Inc. dated Jan. 20, 1989,
                       June 1, 1990 and June 1, 1990
  10.3                 Amendment to License Agreement with Park
                       Guymon Enterprises, Inc.(1)
  10.4                 Executive Employment Agreement
                       with James A. Middleton(1)
  10.5                 Employment Agreement
                       with Jay Mealey(1)
  10.6                 Employment Agreement
                       with Richard S. Rawdin(2)
  10.7                 June 15, 1989 Letter Agreement
                       with Amoco Production Company(1)
  10.8                 Consulting Agreement with IBEX Group, Inc.
                       and Hoffman Partners, Inc.(1)
  10.9                 Promissory Note issued to Jay Mealey 12/31/95(1)
  10.10                Promissory Note issued to Thomas W. Bachtell 12/31/95(1)
  10.11                Promissory Note issued to Thomas W. Bachtell 12/31/95(1)
  10.12                November 1993 Agreement with Swaco-Geolograph87
  22.1                 Subsidiaries of the Company(1)
  24.1                 Consent of Pritchett, Siler & Hardy, P.C.91

  (b)                  Financial Statement Schedules:

                       See "Financial Statements."

                       "Financial Data Schedule"

  Item 17.  Undertakings

    The Company hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

    (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

    (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (d) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (e) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                           SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                             CROWN ENERGY CORPORATION


  Date:            , 1996         By:  /s/ James A. Middleton
                             James A. Middleton, Chairman of the
                             Board and Chief Executive Officer


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated. Each of the undersigned expressly adopt as his electronic signature his or her name typed in italics and preceded by /s/.

  Signature                                 Date



   /s/ James A. Middleton
  James A. Middleton, Chairman of
  the Board of Directors, Chief
  Executive Officer



   /s/ Jay Mealey
  Jay Mealey, President,
  Chief Operating Officer and Treasurer



   /s/ Richard S. Rawdin
  Richard S. Rawdin, Vice-President,
  Director and Secretary

                       INDEX TO EXHIBITS



  Exhibit
    No.      SEC Reference No.    Title of Document    Sequentially
                                  Exhibits             Numbered Page

   5.2             5              Opinion of Suitter
                                  Axland & Hanson          85 - 86


  10.12           10             November 1993 Agreement
                                 with Swaco-Geolograph     87 - 90


  24.1            24             Consent of Pritchett,
                                 Siler &  Hardy, P.C.      91